                               SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [x]


Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


                                      N/A
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1)  Amount Previously Paid:                        (3)  Filing Party:
     (2)  Form, Schedule or Registration Statement No.:  (4)  Date Filed:

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                               4050 Legato Road
                           Fairfax, Virginia  22033


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED will be held at 4050 Legato Road, Fairfax, Virginia 22033 on Friday, May 10, 1996, at 10:00 a.m. local time, for the following purposes:


     To elect ten (10) directors to hold office until the next Annual Meeting of Shareholders of American Management Systems, Incorporated and until their successors are elected and qualified;


     To approve Stock Option Plan F;


     To approve a performance-based incentive compensation plan for executive officers; and


     To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.


     Only shareholders of record at the close of business on March 22, 1996, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.


       Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, DATE AND SIGN THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                              By Order of the Board of Directors,



                              Frank A. Nicolai
                              Secretary

April 11, 1996

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                               4050 Legato Road
                           Fairfax, Virginia  22033


                                PROXY STATEMENT


                        Annual Meeting of Shareholders
                                 May 10, 1996


                               Table of Contents


                                                                        Page
                                                                        ----
General.................................................................  1

Voting Procedure........................................................  1

Election of Directors...................................................  2

Information Concerning Nominees for Director............................  2

Information Concerning Executive Officers...............................  7

Principal Stockholders..................................................  7

Compliance with Section 16(a) of the Securities Exchange Act of 1934.... 10

Executive Compensation.................................................. 10

Compensation Committee Report of Executive Compensation................. 12

Shareholder Return Performance Graph.................................... 16

Committees of the Board of Directors.................................... 17

Compensation Committee Interlocks and Insider Participation............. 18

Certain Transactions.................................................... 18

Proposal to Approve Stock Option Plan F................................. 18

Proposal to Approve the Performance-Based Incentive Compensation Plan for
 Executive Officers..................................................... 23

Other Matters........................................................... 29

Annual Report........................................................... 29

American Management Systems, Incorporated Stock Option Plan F....Exhibit A

American Management Systems, Incorporated 1996 Incentive Compensation
 Plan for Executive Officers.....................................Exhibit B

American Management Systems, Incorporated 1995 Financial Report.Appendix 1

                                    GENERAL


     The enclosed Proxy is being solicited by the Board of Directors of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Company" or "AMS") in connection with the annual meeting of shareholders of the Company to be held May 10, 1996 (the "Annual Meeting"), or any adjournment or adjournments thereof. The entire expense of solicitation of proxies will be borne by the Company. Solicitation will be primarily by mail. However, directors, executive officers, and employees of the Company may also solicit by telephone or personal contact. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses of sending proxy materials to beneficial owners and obtaining their proxies. It is anticipated that the Proxy Statement and Proxy first will be mailed to shareholders on or about April 11, 1996.

     Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving notice of revocation to the Secretary of the Company. If you attend the Annual Meeting, you may, if you wish, revoke your Proxy by voting in person. Proxies solicited herein will be voted, and if the person solicited specifies in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. If no choice is indicated, the Proxy will be voted for the election of the nominees listed on pages 2 to 6 under the caption "Information Concerning Nominees for Director"; for the approval of the AMS Stock Option Plan F ("Stock Option Plan F" or "Plan F"); and for the approval of the AMS 1996 Incentive Compensation Plan for Executive Officers (the "IC Plan").

     On December 4, 1995, the Company announced a 3-for-2 split of its Common Stock, $0.01 par value per share (the "Common Stock"), effective January 5, 1996, for shareholders of record on December 15, 1995. Except as otherwise noted, all numbers of shares and options to purchase shares of Common Stock appearing in this Proxy Statement reflect this stock split.


                               VOTING PROCEDURE


     As of March 22, 1996, there were outstanding 40,471,879 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Annual Meeting. Only shareholders of record at the close of business on March 22, 1996 will be entitled to vote at the Annual Meeting.

     Votes cast in person or by Proxy at the Annual Meeting, abstentions and Broker Non-votes (as defined below) will be tabulated by the election inspectors appointed for such Meeting and will be counted for purposes of determining whether a quorum is present. Each matter submitted to a vote at the Annual Meeting will be approved by the affirmative vote of the holders of a majority of the shares present (in person or represented by Proxy) and entitled to vote on such matter, with the exception of the proposal to approve the IC Plan, which will be approved by the affirmative vote of the holders of a majority of the votes cast with respect to such Plan (as required by Internal Revenue Service ("IRS") regulations). The election inspectors will treat abstentions on a particular matter as shares that are present and entitled to vote for purposes of determining the approval of such matter. Abstentions, therefore, will have the same effect as a vote against a particular matter. Notwithstanding the foregoing, with respect to the proposal to approve the IC Plan, the election inspectors will not treat abstentions as votes cast for purposes of determining the approval of such Plan (as required by IRS regulations). If a broker submits a Proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter (a "Broker Non-vote"), those shares will not be treated as present and entitled to vote for purposes of determining the approval of such matter and will not be treated as votes cast for purposes of determining the approval of the IC Plan.

                             ELECTION OF DIRECTORS


     Ten directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders of the Company and until his or her successor is elected and qualified. The directors will be elected by the affirmative vote of the holders of a majority of the shares present in person or represented by Proxy and entitled to vote on the election of directors. Unless otherwise directed, it is the intention of the persons named in the Proxy to vote such Proxy for the election of the nominees listed on pages 2 to 6. All of the nominees are now directors of the Company. In the event that any nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the Proxy will vote for the election of such other person in the place of such nominee for the office of director as the Board of Directors may recommend. Descriptive information as to each nominee is set forth below under the caption "Information Concerning Nominees for Director."


                 INFORMATION CONCERNING NOMINEES FOR DIRECTOR

                                                  Year
                                                  First
                                                 Elected
     Name                    Age    Position     Director           Background
     ----                    ---    --------     ---------          ----------
Charles O. Rossotti........  55   Chairman of     1970      Mr. Rossotti is one of the founders
                                  the Board of              of the Company and was elected
                                  Directors                 Chairman of the Board of Directors
                                  and Director              in February 1989.  He has
                                                            served as a member of the Board of
                                                            Directors since 1970, and as Chief
                                                            Executive Officer from 1982 to
                                                            September 1993.  He served as
                                                            President from 1970 to October
                                                            1992.  He is also a director of
                                                            Intersolv, Inc., a publicly held
                                                            corporation.

Patrick W. Gross...........  51   Vice Chairman   1974      Mr. Gross is one of the Company's
                                  of the Board of           founders and has served AMS
                                  Directors                 continuously as an executive officer
                                  and Director              since 1970.  He was elected Vice
                                                            Chairman of the Board of Directors
                                                            in February 1989 and was Chairman of the
                                                            Executive Committee from 1983 until 1989.
                                                            He is  a director of Capital One Financial
                                                            Corporation, which is a publicly held entity.
                                                            He is also Chairman of the Board of Directors
                                                            of Baker & Taylor Holdings, Inc. and a director of
                                                            Anthem Financial Corporation, which are both
                                                            non-publicly held entities.


                                                  Year
                                                  First
                                                 Elected
     Name                    Age  Position       Director           Background
     ----                    ---  --------       ---------          ----------
Paul A. Brands.............  54   Vice Chairman   1992      Mr. Brands has served as Vice
                                  of the Board              Chairman of the Board of Directors
                                  of Directors,             and a member of the Board of Directors
                                  Chief Executive           since October 1992. He was designated
                                  Officer, and              Chief Executive Officer in September 1993.
                                  Director                  He supervised the Federal Consulting
                                                            and Systems Group from 1977 to 1992;
                                                            Data Base Management, Inc. from 1990 to
                                                            1992; and the Company's interest in Bell
                                                            Atlantic Systems Integration Corporation
                                                            from 1989 to 1992.  Mr. Brands joined the
                                                            Company in 1977.

Philip M. Giuntini.........  49   President       1992      Mr. Giuntini has served as President
                                  and Director              and a member of the Board of Directors
                                                            since October 1992. He supervised the
                                                            business units responsible for the
                                                            energy market from 1989 to 1992, the
                                                            business units responsible for the
                                                            telecommunications market from 1985 to
                                                            1992, and the business units responsible
                                                            for other systems integration and
                                                            services markets from 1982 to 1992.
                                                            Mr. Giuntini joined the Company in 1970.

Frank A. Nicolai...........  54   Executive       1974      Mr. Nicolai is one of the Company's
                                  Vice                      founders and has served continuously
                                  President,                as an executive officer since 1970.
                                  Secretary,                He was elected Treasurer in 1980
                                  Treasurer,                and Secretary in 1987.
                                  and Director


                                                  Year
                                                  First
                                                 Elected
     Name                    Age    Position     Director           Background
     ----                    ---    --------     --------           ----------
Daniel J. Altobello........  55     Director     1993       Mr. Altobello has been Chairman
                                                            and Director of ONEX Food Services,
                                                            Inc. since September 1995 and
                                                            President of Caterair International
                                                            Corporation since December 1989.  He
                                                            served as Chairman of the Board and
                                                            Chief Executive Officer of Caterair
                                                            International Corporation from
                                                            December 1989 through September
                                                            1995.  From April 1988 through
                                                            December 1989, Mr. Altobello was
                                                            Executive Vice President of
                                                            Marriott Corporation and President
                                                            of Marriott Airport Operations.  He
                                                            currently serves as a director of Blue
                                                            Cross and Blue Shield of Maryland,
                                                            Inc. and a member of the Advisory
                                                            Board of Thayer Capital Partners, a
                                                            merchant bank. Neither of these
                                                            entities is publicly held.

James J. Forese............  60     Director      1989      Mr. Forese is currently Executive
                                                            Vice-President, Chief Operating
                                                            Officer, and Director of ALCO
                                                            Standard Corporation.  From
                                                            1993 to 1995 he served as General
                                                            Manager of IBM Customer Financing
                                                            and Chairman of IBM Credit Corporation.
                                                            He served as IBM Vice President,
                                                            Finance from 1990 to 1993 and IBM
                                                            Vice President and Group Executive,
                                                            IBM World Trade Americas Group,
                                                            from 1988 to 1990. He currently serves
                                                            as a director of NUI Corporation,
                                                            which is a publicly-held corporation.
                                                            He joined ALCO in 1996.




                                                Year
                                                First
                                                Elected
     Name                    Age   Position     Director             Background
     ----                    ---   --------     --------             ----------
Dorothy Leonard-Barton.....  54    Director     1991        Dr. Leonard-Barton has been a
                                                            Professor at the Harvard University
                                                            Graduate School of Business Administration
                                                            since 1993.  Prior to this, she served
                                                            as an Associate Professor from 1989
                                                            to 1993, and an Assistant Professor
                                                            from 1983 to 1989, at the Harvard
                                                            University Graduate School of Business
                                                            Administration. Dr. Leonard-Barton
                                                            also serves as an independent industrial
                                                            consultant to various companies including,
                                                            among others, AT&T Bell Laboratories,
                                                            Digital Equipment Corporation, and
                                                            IBM Corporation.

W. Walker Lewis............  51   Director      1995/(1)/   Mr. Lewis has been a Senior Advisor
                                                            with Dillon, Read & Co., Inc. since
                                                            January 1995.  He was Managing
                                                            Director, Strategic Services, and a
                                                            member of the Management Committee of
                                                            Kidder, Peabody & Co., Inc. from
                                                            April 1994 to December 1994.
                                                            From April 1992 through December
                                                            1993 he served as President of Avon
                                                            North America, and from March 1992 to
                                                            December 1992 he served as Executive
                                                            Vice President of Avon Corporate.  He
                                                            currently serves as a director of Owens
                                                            Corning Fiberglass and Unilab
                                                            Corporation, which are publicly-held
                                                            corporations, and Health Benefits
                                                            America and Marakon Associates, which
                                                            are non-publicly held entities.

/(1)/ Mr. Lewis was elected to the Board of Directors in December 1995 to fill a vacancy on the Board that resulted from the death of Steven R. Fenster in June 1995. Mr. Lewis previously served as a director of AMS from February 1981 through May 1992.


                                                  Year
                                                  First
                                                 Elected
     Name                    Age    Position     Director           Background
     ----                    ---    --------     --------           ----------
Frederic V. Malek..........  59    Director       1985      Mr. Malek has been Chairman of
                                                            Thayer Capital Partners, a
                                                            merchant bank, since March 1993.
                                                            He also is Co-Chairman, CB
                                                            Commercial Real Estate Group (a
                                                            real estate brokerage and management
                                                            firm), having served in such capacity
                                                            since April 1989.  He was Campaign Manager
                                                            for the re-election campaign of President
                                                            Bush and Vice President Quayle from
                                                            December 1991 to November 1992.  He
                                                            was Vice Chairman of Northwest
                                                            Airlines from 1990 until December
                                                            1991, and was President of Northwest
                                                            Airlines from 1989 to 1990. From 1988 to
                                                            1989 he was Senior Advisor to The Carlyle Group
                                                            (investment bank), and from 1981 to
                                                            1988 he was President of Marriott Hotels
                                                            and Resorts.  Mr. Malek also serves as a
                                                            director of Automatic Data Processing, Inc.;
                                                            National Education Corporation various
                                                            Paine-Webber mutual funds; FPL Group;
                                                            ICF Kaiser, Inc.; Northwest Airlines;
                                                            Intrav, Inc.; and Manor Care, Inc.,
                                                            all of which are publicly-held
                                                            entities; Avis, Inc.; and CB
                                                            Commercial Real Estate Group, which
                                                            are non-publicly held entities.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS

     Information concerning Charles O. Rossotti, Chairman; Patrick W. Gross, Vice Chairman; Paul A. Brands, Vice Chairman and Chief Executive Officer; Philip
M. Giuntini, President; and Frank A. Nicolai, Executive Vice President, Secretary, and Treasurer, is set forth above under the caption "Information Concerning Nominees for Director."


           Name              Age     Position               Background
           ----              ---     --------               ----------
Fred L. Forman.............   52    Executive     Dr. Forman is a key
                                  Vice President  participant in overall
                                                  corporate management and
                                                  currently heads the Company's
                                                  Achieving Breakthrough
                                                  Performance business
                                                  reengineering initiative.  He
                                                  was in charge of the
                                                  Corporate Technology Group
                                                  from 1986 until 1994.  He
                                                  joined the Company in 1971.


                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 22, 1996, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) all persons known by the Company to own 5% or more of such shares, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group. Unless otherwise noted below, each person or entity named in the table has sole voting and sole investment power with respect to each of the shares beneficially owned by such person or entity.


                                      Amount of             Percent of
                                      Beneficial             Class of
Name and Address of Beneficial Owner  Ownership(1)       Outstanding Shares(2)
- ------------------------------------  ---------          ------------------
Daniel J. Altobello(3)(5) ..........    13,217                Common-0.0%
       6550 Rock Spring Drive
       Bethesda, MD  20817

Paul A. Brands(3)(4) ...............   488,041                Common-1.2%
       4050 Legato Road
       Fairfax, VA  22033

James J. Forese(3) .................    60,622                Common-0.1%
       825 Duportail Road
       Wayne, PA  19087

Fred L. Forman(4) ..................   257,045                Common-0.6%
       4050 Legato Road
       Fairfax, VA  22033

Philip M. Giuntini(3)(4)(6) ........   460,246                Common-1.1%
       4050 Legato Road
       Fairfax, VA  22033

Patrick W. Gross(3)(4)(7) ..........   678,606                Common-1.7%
       4050 Legato Road
       Fairfax, VA  22033




                                        Amount of               Percent of
                                        Beneficial               Class of
Name and Address of Beneficial Owner    Ownership(1)       Outstanding Shares(2)
- ------------------------------------    ---------          ------------------
Dorothy Leonard-Barton(3).............      9,280          Common-0.0%
       The Harvard University
       Graduate School of Business
       Administration
       522 Soldiers Field Road
       Boston, MA  02163

W. Walker Lewis(3)....................        748          Common-0.0%
       535 Madison Avenue
       New York, NY  10022

Frederic V. Malek(3)..................     29,216          Common-0.1%
       901 15th Street, N.W.
       Suite 300
       Washington, D.C.  20005

Frank A. Nicolai(3)(4)(8).............    527,654          Common-1.3%
       4050 Legato Road
       Fairfax, VA  22033

Charles O. Rossotti(3)(4)(9)..........  1,431,678          Common-3.5%
       4050 Legato Road
       Fairfax, VA  22033

FMR Corp.(10).........................  2,906,700          Common-7.2%
       82 Devonshire Street
       Boston, MA  02109

William Blair & Company, L.L.C.(11)...  2,016,588          Common-5.0%
       222 West Adams Street
       Chicago, IL  60606

All executive officers and directors..  3,956,353          Common-9.8%
       as a group (eleven persons)


/(1)/ Amount of beneficial ownership includes stock options granted to directors and executive officers which have vested and are or will become exercisable within 60 days of March 22, 1996. Accordingly, Mr. Altobello has 9,842 options vested and exercisable; Mr. Brands has 33,917 options vested and exercisable; Mr. Forese has 3,747 options vested and exercisable; Dr. Forman has 25,060 options vested and exercisable; Mr. Giuntini has 30,874 options vested and exercisable; Dr. Leonard-Barton has 2,250 options vested and exercisable; Mr. Lewis has 748 options vested and exercisable; Mr. Malek has 7,123 options vested and exercisable; and Messrs. Nicolai, Gross, and Rossotti have no options vested and exercisable. In addition, Mr. Giuntini's beneficial ownership includes 31,340 vested and exercisable options granted to Donna E. Deeley, his spouse and a Vice President of the Company. All executive officers and directors as a group (eleven persons) have beneficial ownership of 144,901 options vested and exercisable within 60 days of March 22, 1996.

/(2)/ All amounts and percentages of Common Stock were calculated to include stock options vested and exercisable for those individual directors and executive officers who had such stock options. The number of shares of Common Stock was calculated as of March 22, 1996.

/(3)/  Indicates a director of the Company.

/(4)/  Indicates an executive officer of the Company.

/(5)/ Includes 1,125 shares beneficially owned by Mr. Altobello's daughter-in-law, who has the sole power to vote and dispose of such shares. Mr. Altobello disclaims beneficial ownership with respect to the shares owned by his daughter-in-law.

/(6)/ Amount of beneficial ownership includes 84,263 shares and 31,340 options owned by Mr. Giuntini's spouse, a Vice President of the Company, who has the sole power to vote and dispose of such shares.

/(7)/ Includes 172,125 shares beneficially owned by Mr. Gross' wife, both individually and as a custodian for her children, with respect to which shares Mr. Gross disclaims beneficial ownership. Mrs. Gross has the sole power to vote and dispose of those shares beneficially owned by her.

/(8)/ Includes 64,124 shares beneficially owned by Ms. Nicolai with respect to which she has sole voting and dispositive power. Mr. Nicolai disclaims beneficial ownership with respect to the shares owned by Ms. Nicolai.

/(9)/ Includes 182,250 shares each owned by two trusts, totaling 364,500 shares, for the benefit of Mr. Rossotti's daughter and son, respectively, of which Mr. and Mrs. Rossotti are co-trustees. Mr. and Mrs. Rossotti share joint power to vote and dispose of those shares. Also includes 964,803 shares jointly owned by Mr. and Mrs. Rossotti, who share joint power to vote and dispose of such shares.

/(10)/ Based solely on the February 14, 1996 filing on Schedule 13G of FMR Corp.
       ("FMR"), it is the Company's understanding that (i) FMR is a parent holding company, (ii) the amount of beneficial ownership includes 1,603,900 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and a registered investment adviser, for the benefit of its clients, (iii) the amount of beneficial ownership includes 333,900 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR and a bank, for the benefit of its clients, and (iv) FMR has sole dispositive power over all of the reported shares and sole voting power over 333,900 of the reported shares.

/(11)/ Based solely on the March 6, 1996 filing on Schedule 13G of William
       Blair & Company, L.L.C. ("Blair"), it is the Company's understanding that
       (i) Blair is a registered investment adviser, and (ii) Blair has sole dispositive power over all of the reported shares and sole voting power over 361,647 of the reported shares.

                         COMPLIANCE WITH SECTION 16(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors, executive officers, and persons who own more than 10% of a registered class of the equity securities of the Company ("reporting persons") file with the Securities and Exchange Commission initial reports of ownership, and reports of changes in ownership, of shares of stock, and options to purchase such shares, of the Company. Reporting persons are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(A) reports they file.

     Based solely upon a review of Section 16(a) reports furnished to the Company for the fiscal year ended December 31, 1995 (the "1995 fiscal year"), and representations by reporting persons that no other reports were required for the 1995 fiscal year, all Section 16(a) reporting requirements were met.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table summarizes the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1995 to the Company's executive officers.

                                       Annual Compensation         Long-Term Compensation Awards
                                       -------------------         -----------------------------
                                                                                         Payouts
                                                                                         -------
                                                                           Shares
                                                                         Underlying
                                                                         Options (No.      LTIP           All Other
Name and Principal Position       Year       Salary     Bonus/(1)/      of Shares)/(2)/  Payout/(3)/   Compensation/(4)/
- ---------------------------       ----       ------     -----           --------------   ----------    ----------------
Charles O. Rossotti               1995      $250,000    $250,000                0        $      0         $ 7,904
  Chairman of the Board of        1994       251,917     250,000                0               0           8,382
  Directors and Director          1993       303,500           0                0               0           9,739

Patrick W. Gross                  1995       270,833     192,500            4,050         577,500           7,904
  Vice Chairman of the Board      1994       248,767     175,000            1,350               0           7,924
  of Directors and Director       1993       242,600           0           16,538               0          11,739

Paul A. Brands                    1995       282,917     287,000            8,100         598,500           7,904
  Vice Chairman of the Board      1994       260,417     262,500                0               0           8,211
  of Directors, Chief Executive   1993       242,167           0           12,825               0           9,739
  Officer, and Director

Philip M. Giuntini                1995       282,917     287,000            8,100         598,500           7,904
  President and Director          1994       260,417     262,500                0               0           7,924
                                  1993       242,167           0           28,556               0           9,739

Frank A. Nicolai                  1995       249,167     177,100            4,050         354,200           7,904
  Executive Vice President,       1994       226,667     161,000                0               0           8,292
  Secretary, Treasurer,           1993       207,200           0            1,350               0           9,739
  and Director

Fred L. Forman                    1995       270,333     192,500            4,050         385,000           7,904
  Executive Vice President        1994       246,667     175,000                0               0           7,924
                                  1993       226,000      69,000           20,336               0           9,739

/(1)/ All amounts were awarded based on the achievement of annual performance goals under single or multi-year incentive compensation plans.

/(2)/ Each of these awards of Common Stock are associated with performance under individual incentive compensation plans and were made by the appropriate Board committee pursuant to a shareholder-approved stock option plan.

/(3)/ All amounts represent the final cash payment awarded for successful completion of multi-year performance indicators of individual incentive compensation plans.

/(4)/ These amounts represent the Company's contribution to special individual retirement accounts pursuant to the AMS Simplified Employee Pension Plan. In the case of Mr. Gross for fiscal 1993, the amount includes a 20-year anniversary award of $2,000. These numbers also include other miscellaneous compensation in immaterial amounts for several officers (less than $1,000 per person).

Option Grants in Fiscal 1995

       Shown below is information concerning stock option grants to the Company's executive officers who were granted options on Common Stock during the Company's 1995 fiscal year.

                                                Individual Grants
                             ----------------------------------------------------------
                                                                                             Potential Realizable Value
                                                                                              at Assumed Annual Rates
                                Number of      % of Total                                   of Stock Price Appreciation
                                  Shares         Options                                          for Option Term
                                Underlying     Granted to     Exercise or                       Compounded Annually
                                 Options        Employees      Base Price    Expiration     ----------------------------
        Name                     Granted(1)  in Fiscal 1995    ($/Share)        Date            5%                10%
       -----                     ---------   ---------------   ---------     ----------      -------           --------
Charles O. Rossotti........            0         0.0%             N/A            N/A         $     0            $     0

Patrick W. Gross...........        4,050         0.6%           $13.625        2/28/00        15,236             33,665

Paul A. Brands.............        8,100         1.1%            13.625        2/28/00        30,472             67,331

Philip M. Giuntini.........        8,100         1.1%            13.625        2/28/00        30,472             67,331

Frank A. Nicolai...........        4,050         0.6%            13.625        2/28/00        15,236             33,665

Fred L. Forman.............        4,050         0.6%            13.625        2/28/00            15,236                33,665

/(1)/ Each option grant is associated with a performance-based individual incentive compensation plan for 1994-1995 and was made by the appropriate Board committee pursuant to a shareholder-approved stock option plan. The option award will become exercisable one day prior to the stated expiration date. In accordance with each incentive compensation plan, the exercise date of an option award may be accelerated to June 30 or August 31 of the year following the end of the performance period covered by the plan if the Compensation Committee determines that the executive successfully completed the plan.

/(2)/ Each option grant was awarded with an exercise price equal to the market value of the Common Stock on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

       Shown below is information with respect to exercises by the Company's executive officers during the Company's 1995 fiscal year of options to purchase shares of Common Stock pursuant to the 1992 Amended and Restated Stock Option Plan E, as amended (the "1992 Stock Option Plan E" or "1992 Plan E"), and earlier stock option plans. Also shown is information with respect to certain unexercised options to purchase shares of Common Stock held by the Company's executive officers as of the end of the Company's 1995 fiscal year.

                                 Number
                                   of                            Number of Shares Underlying        Value of Unexercised
                                 Shares                            Unexercised Options at          In-the-Money Options at
                                Acquired                             End of Fiscal Year            End of Fiscal 1995/(2)/
               Name                on            Value              ---------------------           ---------------------
               ----             Exercise      Realized/(1)/      Exercisable   Unexercisable      Exercisable   Unexercisable
                             ---------------  ----------         -----------   -------------      -----------   -------------
Charles O. Rossotti........                0    $     0                  0               0         $      0      $        0

Patrick W. Gross...........            4,725     44,450                  0           64,462               0         788,725

Paul A. Brands.............                0          0             46,674           10,802         605,877          83,168

Philip M. Giuntini.........            6,259     54,713             56,628           10,801         701,050          83,153

Frank A. Nicolai...........            8,437     89,375                  0            5,400               0          41,569

Fred L. Forman.............                0          0             36,703            5,401         451,698          41,585

/(1)/ Based on the market value of the Common Stock on date of exercise (as measured by the NASDAQ closing bid price), minus the option's exercise price.

/(2)/ Based on the market value of the Common Stock on the last trading day of 1995 (as measured by the NASDAQ closing bid price of $20.00), minus the exercise price.


Long-Term Incentive Plan Awards in Last Fiscal Year

       No awards were made to the Company's executive officers during the Company's 1995 fiscal year under long-term incentive plans.

       Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.


            COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

Composition and Responsibilities of Compensation Committee

       The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. It is composed entirely of outside directors who have never served as officers of the Company or its affiliates (the "Outside Directors"). The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer (the "CEO"), and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee is responsible for the granting and administration of stock options and incentive compensation granted to the executive officers.

       The Compensation Committee has furnished the following report for fiscal 1995:

Compensation Objectives and Philosophy

       The objectives of the Company's executive compensation program are to provide a level of compensation that will attract and retain executives capable of achieving long-term success for the Company's shareholders and to structure their compensation packages such that a significant portion generally is tied to the achievement of multi-year targets for pre-tax income.

Executive Officer Compensation

       The Company's executive compensation program consists of three main components: (i) annual base salary, (ii) potential for an annual cash bonus and awards of stock options based on Company pre-tax income, the profit contribution of a particular business unit, individual performance, or some combination of these factors, and (iii) the opportunity to earn long-term cash and stock-based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. In addition to research and recommendations furnished by the Company's senior management, the Compensation Committee has relied, inter alia, on information furnished through executive compensation surveys by a recognized compensation consulting firm, and information known to various members of the Board of Directors. The Compensation Committee compares salaries and other elements of executive compensation with the compensation paid to executives in technology and consulting firms which are actual competitors of the Company. Few of these companies are in the Hambrecht & Quist Technology Stock Index, the peer index chosen by the Company for comparison in the "Shareholder Return Performance Graph" below, because their shares are not publicly traded. They include, for example, the consulting divisions of certain Big 6 accounting firms, other prominent consulting firms which are wholly owned subsidiaries of publicly traded companies, and other software firms that are privately held.

       The executive officers, including the CEO, are eligible for the same benefits, including group health and life insurance and participation in the Company's Simplified Employee Pension/IRA Plan, as are available generally to the Company's professional staff, except that the executive officers do not participate in the Company's Profit-Sharing Plan or Employee Stock Purchase Plan. The Company does not provide material perquisites to any of its executive officers.

       Annual Base Salary. The Compensation Committee determines the annual base salary of each of the Company's executive officers, including the CEO. Changes in base salary are generally made effective on March 1. The same principles are applied in setting the salaries of all executive officers to ensure that salaries are competitively established. Salaries are determined by considering the officer's potential duties and responsibilities within the Company and his or her business unit, and the officer's potential impact on the operations and profitability of the Company. Unlike with respect to the Company's incentive compensation arrangements, the Compensation Committee does not consider achievement of specific corporate performance factors in establishing base salaries for its executive officers. In general, it is the policy of the Company to set base salaries lower than would be typical for comparable positions in similar firms, and to include more compensation in incentive plans, particularly incentive compensation plans tied to multi-year performance periods.

       Incentive Compensation Plans. Each executive officer of the Company generally participates in incentive compensation plans of one to three years in duration. These plans are similar to multi-year incentive plans in which other members of the Company's professional staff participate. Under such plans, the officer is eligible for annual cash incentive awards, and cash awards which may be made at the end of the plan if the Compensation Committee determines that the officer has met the specified goals of the executive's programs. Some plans also contemplate awards of stock options under the Company's shareholder-approved stock option plans. Each executive officer has a plan which details the executive officer's goals, the primary or sole element of which is financial performance, including targets for the Company's pre-tax income, or targets for profit contribution by one or more business units, or a combination thereof. Certain executive officers also have plans which include individual, non-financial goals.

       The annual cash awards under the incentive compensation plans and the cash portion of the award for completion of an incentive compensation plan generally are based on multiples of a percentage of the executive officer's salary for the relevant fiscal period. The number of stock options which may be awarded is determined at the time the performance goals are established. Such number of stock options is not determined by reference to any specific criteria other than the Company's historical practice of awarding stock options in connection with incentive compensation plans for certain executive officers. Such number has been relatively consistent for multi-year plans for executive officers for more than ten years. The exercise price of all options granted in connection with the incentive compensation plans for the executive officers is the fair market value of the shares on the date of grant of the option. Achievement of the specified financial or non-financial goals for plan years earlier than the final plan year in a multi-year plan entitles the executive to specified interim cash payments and stock option grants, all of which are considered advances against the multi-year incentive compensation amounts. Such interim cash payments are significantly less than a ratable percentage of the projected incentive compensation payable on successful completion of a multi-year plan. For example, successful completion of the first year of a two-year plan typically would entitle the executive to payment of 25% of target cash incentive compensation. Stock options in connection with multi-year plans also are granted according to a schedule specified in the plan, typically including a small percentage of options granted at the time the plans are approved by the Compensation Committee.

       Fiscal 1995 was the second year of two-year incentive compensation plans for Paul A. Brands, Philip M. Giuntini, Frank A. Nicolai, and Fred L. Forman. Charles O. Rossotti and Patrick W. Gross completed one-year incentive compensation plans. All of these plans included the same pre-tax income target as a financial goal. In the cases of Messrs. Nicolai and Forman, the incentive targets also included individual goals based on their respective areas of responsibility, such as achieving operational goals within budget, improving the Company's professional recruitment and training, and new client development. In the case of Mr. Gross, 1995 was also the second year of a two-year incentive plan with individual financial goals based on strategic client development. All plans required that a minimum percentage of the stated goal must be achieved before any portion of the related incentive compensation share was payable. The plans also took into account projected pre-tax income for the year following the performance year just ended in determining whether awards are payable and the amounts thereof. Each plan also included higher award multiples for performance which exceeded the targets by a stated percentage.

       In February 1996, the Compensation Committee determined that Messrs. Brands, Giuntini, Rossotti, and Gross substantially met their financial goals relative to fiscal 1995, and that Messrs. Nicolai and Forman had substantially met their non-financial performance goals, and determined that each had earned his respective target payments. The Compensation Committee also determined that Mr. Gross had exceeded his target level for his individual non-financial goals and had therefore earned an additional incentive share. These amounts are shown in the Summary Compensation Table under "Annual Compensation -- Bonus" and "Long-Term Compensation Awards -- LTIP Payout." The Compensation Committee in February 1996 also approved the grant of stock options to Messrs. Brands, Giuntini, Gross, Nicolai, and Forman contemplated by their incentive compensation plans and based on achievement of the specified performance goals in their incentive compensation plans. Mr. Rossotti's 1995 compensation plan did not provide for stock options. Also in February 1996, the Compensation Committee approved the 1996 Incentive Compensation Plan for Executive Officers (i.e., the IC Plan) and fixed the pre-tax income target for financial performance contemplated by such Plan. The Company has issued IC agreements ("IC Agreements") under the IC Plan to Messrs. Rossotti, Gross, Brands, Giuntini, Nicolai, and Forman.

Policy on Deductibility of Compensation

       Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the allowable deduction for compensation paid or accrued with respect to persons who as of the end of the year are employed as the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1,000,000 per year for fiscal years beginning on or after January 1, 1994. This limitation does not apply to compensation consisting of stock options issuable under 1992 Plan E or Plan F, nor to compensation payable under certain performance-based compensation plans approved by shareholders. The Compensation Committee has taken certain actions to minimize the adverse effects of Section 162(m) on the after-tax income of the Company. In particular, as recommended by the Compensation Committee, the Incentive Compensation Plan for Executive Officers was presented to and approved by the shareholders at the 1994 annual meeting of shareholders of the Company, and all new grants to executive officers of incentive compensation based on financial performance are, subject to shareholder approval, being covered by the 1996 Incentive Compensation Plan for Executive Officers. The Compensation Committee also determined to defer payment of $70,000 of Mr. Gross's 1995 incentive compensation award until 1997 to avoid loss of tax deductions. The IC Plan significantly limits the Compensation Committee's discretion regarding the amount of incentive compensation paid to an employee covered by such Plan. Accordingly, not all incentive compensation payable to executive officers is paid pursuant to the IC Plan. The Compensation Committee projects that it is unlikely that deductions will be lost as a result of this practice. The Compensation Committee will continue to monitor whether compensation which is limited by Section 162(m) is likely to exceed the deduction limitations under Section 162(m), and the Compensation Committee is expected to take appropriate actions to reduce the likelihood of a loss of deductions.

Chief Executive Officer Compensation

       The Chief Executive Officer's annual base salary is established by the Compensation Committee using the same criteria as discussed above for the executive officers. Paul Brands, who has served as Chief Executive Officer of the Company since September 1993, received an annual base salary of $287,000 for 1995, which represented an increase of approximately 9% over his base salary for 1994. The Compensation Committee did not base this increase on any specific corporate performance factors. Mr. Brands' annual incentive compensation payments are determined by the Compensation Committee based entirely on targets for the Company's pre-tax income. Mr. Brands met those targets for fiscal years 1994 and 1995, as determined by the Compensation Committee in February 1996, entitling him to payment of $598,500 in bonus for successful completion of his multi-year plan. Based on Mr. Brands' successful completion of his 1994-1995 multi-year plan, the Compensation Committee also determined to grant Mr. Brands 16,200 stock options in February 1996, as contemplated by the incentive compensation program.


                         Frederic V. Malek (Chairman)
                         Daniel J. Altobello
                         James J. Forese
                         Dorothy Leonard-Barton
                         W. Walker Lewis

                     SHAREHOLDER RETURN PERFORMANCE GRAPH


       The following graph provides a comparison of the cumulative total return on the Common Stock with returns on the Standard & Poor's 500 Composite Index and the Computer Software Sector Index of the Hambrecht & Quist Technology Stock Index.




===================================================================================================
                                         12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95

- ---------------------------------------------------------------------------------------------------
AMSY Common Stock                             100       109       184       164       239       372
- ---------------------------------------------------------------------------------------------------
S&P 500 Composite Index                       100       130       140       155       157       215
- ---------------------------------------------------------------------------------------------------
Hambrecht & Quist Technology/Software         100       193       215       230       278       397
===================================================================================================

                      COMMITTEES OF THE BOARD OF DIRECTORS


       The Company has a standing Executive Committee, Stock Option/Award Committee, Compensation Committee, and Audit Committee. The Company does not have a standing Nominating Committee.

       The Executive Committee is presently composed of five directors, all of whom are executive officers of the Company: Charles O. Rossotti, Patrick W. Gross, Paul A. Brands, Philip M. Giuntini, and Frank A. Nicolai. The Executive Committee generally has the power to authorize all corporate actions that the Board of Directors has the power to authorize, except as may be limited by law. The Executive Committee did not meet during 1995.

       The Stock Option/Award Committee is presently composed of five directors, all of whom are executive officers of the Company: Charles O. Rossotti, Patrick
W. Gross, Paul A. Brands, Philip M. Giuntini, and Frank A. Nicolai. The Stock Option/Award Committee administers the Company's employee stock option plans, except as noted below. These directors are eligible to receive options under the plans, but options, if any, awarded to them are granted and administered by the Compensation Committee. The Stock Option/Award Committee also administers the Company's Profit-Sharing Plan, a stock award plan. Directors and executive officers are not eligible to participate in the Profit-Sharing Plan. The Stock Option/Award Committee meets as required and met three times during 1995.

       The Compensation Committee is presently composed of five Outside
Directors: Daniel J. Altobello, James J. Forese, Dorothy Leonard-Barton, W. Walker Lewis, and Frederic V. Malek. Mr. Malek is Chairman of the Compensation Committee. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies generally. The Compensation Committee approves the compensation plans for the Company's executive officers, including the Chief Executive Officer, and on an annual basis determines the compensation to be paid to the executive officers. The Compensation Committee alone is responsible for the granting and administration of stock options granted to the executive officers and to the Controller. In 1995, the Compensation Committee met twice.

       The Audit Committee is presently composed of three Outside Directors:
Daniel J. Altobello, James J. Forese, and Dorothy Leonard-Barton. Mr. Forese is Chairman of the Audit Committee. This Committee has the responsibility for making recommendations to the Board of Directors as to the independent accountants of the Company; for reviewing with the independent accountants, upon completion of their audit, the scope of their examination, any recommendations they may have for improving internal accounting controls, management systems, or choice of accounting principles, and other matters; and for reviewing generally the accounting control procedures of the Company. In 1995, the Audit Committee met twice. Also, on the recommendation of the Audit Committee, the Board of Directors has appointed the accounting firm of Price Waterhouse LLP to audit the accounts of the Company for the fiscal year ending December 31, 1996.

       The Board of Directors met five times during 1995, and all members attended 100% of the meetings of the Board and Committees of the Board on which they serve, except that one director was unable to attend one meeting of the Board of Directors. Outside Directors are currently entitled to receive fees of $5,000 per Board meeting attended, plus travel expenses, and such fees and expenses were, in fact, paid for all meetings attended during fiscal 1995. This fee was increased from $3,000 per meeting, effective with the May 18, 1995 meeting of the Board of Directors. In addition, Outside Directors were paid a retainer of $5,000 per year during fiscal 1995. Under the Company's Outside Directors Stock-for-Fees Plan (the "Stock-for-Fees Plan"), which was approved by shareholders in May 1995, Outside Directors can elect to have the annual meeting fees and retainer, which would otherwise be paid to the Outside Directors in cash, paid in the form of Common Stock. In January 1996, W. Walker Lewis elected, effective six months after such election pursuant to the Stock-for-Fees Plan, to have his annual meeting fees and retainer paid in the form of Common Stock.

       Outside Directors also receive automatic grants of stock options, which vest over five years, pursuant to the Company's stock option plans. The number of shares subject to grant, and subject to outstanding options, are adjusted when stock splits occur. The numbers of options reported below in this paragraph are the numbers of the original grants and do not give effect to the June 1992, October 1994, or January 1996 stock splits to the extent such splits occurred after the date of grant. All options granted to Outside Directors vest at the rate of 1/60th a month for each month the Outside Director continues to serve as a director. Pursuant to a prior stock option plan, each Outside Director in May 1988 was granted 5,000 options to purchase shares of the Common Stock. James J. Forese, who became a director in November 1989, was granted 5,000 options on November 10, 1989.

Dorothy Leonard-Barton, who became a director in September 1991, was granted 5,000 options on September 27, 1991. Under the 1992 Stock Option Plan E, each new Outside Director is automatically granted 5,000 options (such number subject to adjustments for splits) upon first becoming a director. Pursuant to an amendment to 1992 Plan E approved by shareholders in May 1993, each Outside Director is automatically granted an additional 5,000 options (such number subject to adjustments for splits), vesting over 5 years, when any options previously granted have fully vested. Pursuant to 1992 Plan E, Daniel J. Altobello was granted 7,500 options on July 27, 1993 when he first became a director, and Frederic V. Malek was granted 5,000 options in April 1993 because his options granted in 1988 had fully vested. The grant to Mr. Malek was made subject to shareholder approval, which was obtained in May 1993. In addition, under the 1992 Stock Option Plan E, Mr. Forese was granted 7,500 options (after giving effect to the October 1994 stock split) in November 1994 because his options granted in 1988 had fully vested, and W. Walker Lewis was granted 5,000 options on December 1, 1995 when he became a director.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

       Frederic V. Malek, James J. Forese, and Dorothy Leonard-Barton served as members of the Compensation Committee throughout fiscal 1995. Steven R. Fenster served as a member of the Compensation Committee during 1995 until his death in June 1995. The Compensation Committee is presently composed of Messrs. Malek and Forese, Dr. Leonard-Barton, Daniel J. Altobello, and W. Walker Lewis. Mr. Malek is Chairman of the Compensation Committee.

       During 1995, there were no Compensation Committee interlocks, and there was no insider participation in the executive compensation decisions of the Company.

                              CERTAIN TRANSACTIONS

       Shaw, Pittman, Potts & Trowbridge, general counsel to the Company, earned fees and incurred reimbursable expenses totaling approximately $2,579,962 from AMS in connection with legal services performed for the Company during 1995. Barbara M. Rossotti, a member of the firm of Shaw, Pittman, Potts & Trowbridge, is the spouse of Charles O. Rossotti, Chairman of the Board and a director of the Company.


                    PROPOSAL TO APPROVE STOCK OPTION PLAN F

Introduction

       The Board of Directors adopted on April 3, 1996, subject to the approval of the Company's shareholders, the American Management Systems, Incorporated Stock Option Plan F because it is anticipated that all of the options to purchase shares of Common Stock available for issuance under the 1992 Stock Option Plan E will be exhausted in 1996. As of March 22, 1996, 235,575 shares of Common Stock remained available for issuance pursuant to options granted under Plan E. Whether or not Plan F is approved by the shareholders at the Annual Meeting, all options granted or to be granted under Plan E will remain outstanding in accordance with their terms. The purposes of Stock Option Plan F are (i) to offer to those employees who contribute materially to the successful operation of the Company additional incentive and encouragement to remain in the employ of the Company by increasing their personal participation in the Company through stock ownership, (ii) to provide an alternative means of compensating key employees whose performances contribute significantly to the success of the Company, and (iii) to attract and retain directors who have not at any time been officers or employees of the Company (i.e., Outside Directors) and to compensate such Outside Directors for service to the Company. If approved by the shareholders, the aggregate number of shares reserved for issuance under Plan F is 3,800,000 shares, subject to possible adjustment for capital changes.

       The text of Plan F is set forth in Exhibit A to this Proxy Statement, and the following description of such Plan is qualified by reference to such text.

Summary Description of Plan F

       Stock Option Plan F provides that options to purchase Common Stock may be granted to any key employee (including officers and directors) of the Company and its subsidiaries who meets minimum salary and other requirements established by the Board of Directors. "Outside Directors" also are eligible to receive options under Plan F. Stock Option Plan F defines "Outside Directors" as directors who have not at any time been officers or employees of the Company.
As of March 22, 1996, 1,315 key employees (i.e., six executive officers, 123 Vice Presidents, 258 Senior Principals, and 923 Principals, including persons in comparable positions) and five Outside Directors were eligible to participate in Plan F.

       Stock Option Plan F provides that it shall be administered by the Board of Directors or the Stock Option/Award Committee, except as provided below. The Stock Option/Award Committee currently performs this function. In accordance with the provisions of Stock Option Plan F, the Stock Option/Award Committee has authority to determine the employees to be granted options, whether the options are nonqualified stock options ("NSOs") or incentive stock options ("ISOs"), the times at which options are granted, the exercise prices of the options, the numbers of shares subject to the options, the vesting schedule of the options or whether the options are immediately vested, the times when options terminate, and whether the exercise price will be paid in cash or stock.

       A committee composed of two or more Outside Directors, each of whom is required to be a "disinterested person" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Act"), has sole authority to grant options to directors, other than Outside Directors, and to all persons who are "officers" or "ten percent shareholders" of the Company within the meaning of Sections 16(a) and 16(b) of the Act, and to perform all other functions with respect to options granted to those persons, including amendments to Stock Option Plan F or outstanding options which affect such persons. (This group currently consists of the Company's executive officers and Controller.) The Compensation Committee currently performs these functions.

       Options may be granted to key employees either (a) on the basis of awards earned under the Company's incentive compensation programs for groups of key employees, or (b) as the Board of Directors or the appropriate Committee may determine. If options are granted in connection with the Company's incentive compensation programs, then performance bonuses and options based thereon are earned based on the employee's success in meeting predetermined performance standards during one or more years (the "Performance Period"). Such options are granted, if at all, at the time that the Company determines that the employee has met or will meet the employee's predetermined performance standards for the Performance Period in question.

       The award of options to Outside Directors under Stock Option Plan F is non-discretionary. NSOs for 5,000 shares would be granted automatically to any new Outside Director on the date of the Outside Director's first election or appointment to the Board. Following completion of five years of service as an Outside Director, each Outside Director would receive an additional grant of 5,000 shares. Dorothy Leonard-Barton will complete five years of service as an Outside Director on September 27, 1996. One sixtieth of such options vest on the date of election or appointment of each such Outside Director to the Board, and 1/60th vest on the last day of each month thereafter for as long as the person continues to serve as a director. Stock Option Plan F provides that options granted to all directors, officers and ten percent shareholders (as defined for purposes of Sections 16(a) and 16(b) of the Act) are not exercisable for a period of at least six months from the date of grant.

       Stock Option Plan F authorizes the issuance of options to purchase a maximum of 3,800,000 shares, subject to adjustment for future capital changes. Shares subject to options granted under Stock Option Plan F which terminate or expire unexercised are available for the grant of future options. The number of shares which may be subject to options granted under Stock Option Plan F in any single calendar year for awards earned for one-year Performance Periods may not exceed 200,000 shares, subject to possible adjustment for capital changes. There is no annual limitation on options granted with respect to awards earned for Performance Periods of more than one year. However, the maximum number of shares which may be subject to options granted under Plan F to any "covered employee," as defined in Section 162(m) of the Internal Revenue Code, during the life of such Plan is 100,000 shares, subject to adjustment for future capital changes .

       Under Stock Option Plan F, NSOs are exercisable only to the extent they are vested. For employees, the Board of Directors or the appropriate Committee selects a vesting schedule over a period of up to five years or provides for vesting upon the attainment of specified performance goals or other events. Optionees who receive NSOs are entitled to exercise at any time, or from time to time, all or any portion of a vested NSO; provided, however, that all NSOs expire no later than five years after the date of grant. The exercise price of all NSOs granted under Stock Option Plan F, except those options granted in connection with one-year incentive compensation plans, is the fair market value of the Common Stock on the date of grant of the option. NSOs granted in connection with one-year incentive compensation plans may be granted with exercise prices other than the fair market value of the Common Stock on the date of grant only if the exercise price is determined by a formula selected by the Board (or the appropriate Committee) that is based on the fair market value of the Common Stock, as of a date, or over a period, that is within three months of the date of grant.

       Under Stock Option Plan F, ISOs are exercisable only to the extent they are vested. ISOs vest over a period of up to seven years. Employees who have been granted ISOs may exercise at any time, or from time to time, all or any portion of a vested ISO. ISOs expire up to eight years after the date they are granted. The exercise price of ISOs is determined by the appropriate Committee and must be at least equal to the fair market value of the Common Stock on the date the ISO is granted (except ISOs granted to ten percent shareholders, in which case the price may not be less than 110% of fair market value).

       For purposes of Stock Option Plan F, the fair market value of the Common Stock is the closing bid price of the Common Stock as quoted in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") in the national market on the date of grant of the option, or, if there is no trade on such date, on the most recent date upon which the Common Stock was traded. On March 22, 1996, the closing bid price of the Common Stock was $26.25 per share.

       Options granted to employees may be amended to advance the date on which the option vests. If an option is so amended, the amendment also may provide that the shares which would not have been vested under the original vesting schedule shall be subject to repurchase for a period of time by the Company at the original exercise price upon termination of employment of the employee for any reason. If the Company is merged, consolidated, sold, liquidated, or dissolved, Stock Option Plan F also provides for the automatic acceleration of the vesting of options which would have vested within one year of any such event.

       An option is exercised by giving written notice to the Company, specifying the full number of shares of Common Stock to be purchased and tendering payment to the Company of the exercise price. Payment for shares issued upon the exercise of an option may consist of cash or delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the number of sales or loan proceeds required to pay the exercise price. Under Stock Option Plan F, the Board of Directors or the appropriate Committee also has the authority to permit an optionee to pay the exercise price for shares using shares of the Common Stock owned for at least six months, or a combination of cash and such previously-owned stock.

       An option is not transferable during the lifetime of the optionee, other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order ("QDRO"). Unless transferred under a QDRO, an option is exercisable during the optionee's lifetime only by the optionee. Upon termination of an employee's employment with the Company for any reason whatsoever, all options held by such employee which are not exercisable on the date of such termination shall expire. To the extent nonqualified stock options are exercisable on such date, shares subject to nonqualified stock options held by an employee may be purchased during the "exercise period," after which the nonqualified stock options shall expire and all rights granted under the agreement pursuant to which the options were granted shall become null and void. The "exercise period" for shares subject to nonqualified stock options held by an employee, his or her heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the nonqualified stock option expires by its terms, or (ii) (A) except in the case of death or disability, within thirty days, or (B) in the case of death or disability, within one year after the date of termination of employment. If the Board of Directors or the appropriate Committee determines that an employee has committed certain defined acts of misconduct such as embezzlement, fraud, dishonesty, breach of fiduciary duty or deliberate disregard of the Company's rules resulting in loss, damage or injury to the Company, neither the employee nor his or her estate would be entitled to exercise any option whatsoever.

       Upon termination of an Outside Director as a member of the Board of Directors for any reason other than certain retirement events, death or disability, all options held by such Outside Director which are not exercisable on the date of such termination shall expire. In the event of termination by reason of death or disability, all options then unvested vest automatically, and all options may be exercised by the Outside Director, his or her heirs, legatees, or legal representatives, as the case may be, at any time until the date on which the options expire by their original terms. Termination of an Outside Director's membership on the Board of Directors by reason of retirement after completion of at least ten years of continuous service will extend vesting and exercisability of such Director's options. Options unvested on the date of retirement will continue to vest at the rate of 1/60th per month for so long as such Director survives, and vested options will be exercisable at any time until the date on which all such options expire by their original terms, five years from the date of grant.

       All ISOs held by an employee will expire unless exercised by the employee, his or her heirs, legatees or legal representatives, as the case may be, before the earlier of (1) the date on which the ISO expires by its terms, or
(2)(a) except in the case of death or disability, within thirty days after the date employment is terminated, or (b) in the case of death or disability, within one year after the date of termination of employment. In no event will a granted and outstanding ISO expire more than three months after the date of the employee's termination of employment.

       The Board of Directors may at any time amend Stock Option Plan F or the terms of options granted under such Plan, except that no amendment may, without approval of the shareholders, (i) materially increase the benefits accruing to the participants under the Plan, (ii) increase the number of shares which may be issued under the Plan, except for adjustments in certain circumstances, or
(iii) materially modify the requirements as to eligibility for participation in the Plan. An amendment to an option granted to an Outside Director may not be made more frequently than every six months unless necessary to comply with the Internal Revenue Code or the Employee Retirement and Income Security Act of 1974, as amended.

       The Plan shall remain in effect until January 1, 2006.

Tax Consequences

       Information regarding the federal income tax consequences to the Company and to optionees of options granted under Stock Option Plan F follows. This information is not intended to be exhaustive and is only intended to briefly summarize the federal income tax statutes, regulations and currently available agency interpretations thereof, and is intended to apply to Stock Option Plan F as normally operated. It is recommended that optionees consult their own professional tax advisors for personal and specific advice about options.

       An optionee has no tax consequences from the grant of an NSO. Upon exercise of an NSO, the optionee has compensation income taxable at ordinary income tax rates on the amount by which the fair market value of the shares received as of the date of exercise exceeds the exercise price. The Company is entitled to a deduction equal to the amount of compensation income to the optionee as long as income taxes are withheld on the optionee's compensation income. Upon the sale of Common Stock acquired through the exercise of an NSO, any difference between the amount realized and the fair market value of the Common Stock as of the date of exercise will be capital gain or loss.

       An employee is not taxed upon the grant of an ISO. Except for the possible imposition of the alternative minimum tax, an optionee is not taxable on the exercise of an ISO. Unlike the exercise of an NSO, the Company is not entitled to a deduction with respect to an ISO unless the optionee engaged in a disqualifying disposition described below. Upon a sale of shares acquired upon exercise of an ISO, the employee will recognize capital gain or loss, as the case may be, equal to the difference between the amount realized on the sale and the exercise price, provided the sale occurs at least two years after the grant of the ISO and at least one year after the exercise of the ISO. If these holding periods are not satisfied, the sale of shares acquired upon exercise of an ISO is a "disqualifying disposition." If the sale is a disqualifying disposition, the excess of the fair market value of the shares on the date the ISO was exercised over the exercise price is compensation income taxable at ordinary income tax rates, and any excess of the sale price of the shares over the fair market value of the shares on the date the ISO was exercised would be capital gain. The Company would be entitled to a deduction equal to the amount of compensation income taxable to the optionee. The excess of the fair market value of the shares at the time of exercise over the exercise price of the ISO increases the optionee's alternative minimum taxable income.

New Plan Benefits

      The number of stock options that would have been granted during the Company's 1995 fiscal year to each of the following persons or groups had Plan F been in effect would not differ from the number which was in fact granted under 1992 Plan E, as set forth below.

                                                                               Potential Realizable
                                                                                 Value at Assumed
                                                                                 Annual Rates of
                                                                                   Stock Price
                                                                                 Appreciation for
                                                                                   Option Term
Name and Position                                                             Compounded Annually /(1)/        Number of Units/(2)/
- -----------------                                                             -------------------              ---------------
                                                                                 5%          10%
                                                                             ---------     ---------
Charles O. Rossotti......................................................     $      0       $     0                     0
Chairman of the Board of Directors and Director

Patrick W. Gross.........................................................       15,236        33,666                 4,050
Vice Chairman of the Board of Directors and Director

Paul A. Brands...........................................................       30,472        67,331                 8,100
Vice Chairman of the Board of Directors, Chief Executive Officer, and
 Director

Philip M. Giuntini.......................................................       30,472        67,331                 8,100
President and Director

Frank A. Nicolai.........................................................       15,236        33,666                 4,050
Executive Vice President, Secretary, Treasure, and Director

Fred L. Forman...........................................................       15,236        33,666                 4,050
Executive Vice President

All current executive officers as a group................................      106,652       235,660                28,350

All current directors who are not executive officers as a group..........       40,061        88,524                 7,500

All employees as a group................................................     2,775,802     6,133,286               730,252

/(1)/ The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and the shares are sold on the last day of its term for the appreciated stock price. Such values do not include consideration of income tax consequences.

/(2)/ Options which were granted during the Company's 1995 fiscal year pursuant to 1992 Plan E.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual meeting or represented by Proxy and entitled to vote to approve Plan F is required for approval of such plan. The Board of Directors has unanimously adopted a resolution approving Plan F and directed that it be submitted to the shareholders for their consideration. The members of the Board of Directors and the Company's executive officers have advised the Company that they intend to vote all shares in their control in favor of Plan F. In the event that Plan F is not approved by the shareholders of the Company at the Annual Meeting, the Board of Directors will reconsider Plan F.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                            OF STOCK OPTION PLAN F

                   PROPOSAL TO APPROVE THE PERFORMANCE-BASED
              INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

Introduction
      A component of the Company's compensation scheme for senior staff and officers, including executive officers, has been the participate in incentive compensation programs. These programs provide participants who meet their performance goals with the opportunity to earn significant amounts of additional compensation. These programs are designed to connect a significant amounts of additional compensation. These programs are designed to connect a significant component of the executive officers' compensation with the Company's achievement of its annual financial objectives and to recognize the performance of officers in fulfilling their responsibilities.
      The Compensation Committee believes that the programs are of substantial benefit to the Company because they link the interests of the officers with those of the Company's shareholders. Under the current federal tax laws, the Company's deduction for compensation payments made to each executive officer is limited to $ 1 million, excluding compensatory amounts not required by IRS rules to be counted in the computation of whether the $1million ceiling has been reached. Payments under incentive compensation programs that qualify as "performance-based compensation" under rules issued by IRS, are exempt from the limitation for compensation deductions for federal income tax purposes. On February 22, 1996, the Board of Directors terminated the existing incentive compensation plan for executive officers and adopted the American Management Systems, Incorporated 1996 Incentive Compensation Plan for Executive Officer (i.e., the Plan). The IC Plan is intended to provide incentive compensation that is fully deductible by the Company for federal income tax purposes. No payment of any amounts under incentive compensation agreements (i.e., IC Agreements) issued under the IC Plan may be made unless such Plan is approved by the shareholders at the Annual Meeting. If the IC plan is not approved by the shareholders, the Compensation Committee may still determine to provide other incentive compensation to executive officers, and depending on the amount of compensation received by such officers, the Company may lose federal income tax deductions for some portion of the compensation paid to such officers.
     Furthermore, establishment of the IC Plan is not intended to preclude the Compensation Committee from providing executive officers with participation in other incentive compensation programs. Historically, the Compensation Committee has also awarded stock options under the Company's stock option plans to executive officers based on the Company's attainment of the same performance goals that are used in IC Plan, and the Compensation Committee expects to continue that practice. The Compensation Committee has also historically established incentive compensation programs for executive officers that are based on the attainment of professional goals that are personal to the various executives. The attainment of the various goals under these programs is not always objectively determined and such incentive compensation arrangements are, therefore, not eligible for coverage by a performance-based compensation plan that meets IRS requirements. The determination of the amount, if any, payable to an executive officer under such other incentive compensation plans is made independently of the executive officer's entitlement under the IC Plan. Currently, Patrick W. Gross, Frank A Nicolai, and Fred L. Forman also participate in incentive compensation programs with personal performance goals.
     The following summary describes the material features of the IC Plan. Such summary is qualified in its entirety by reference to the complete text of the IC Plan as set forth in Exhibit B to this Proxy Statement.

Summary Description of IC Plan
     Eligibility. Only the executive officers of the Company are eligible to participate in the IC Plan (a "Participant"). The Group of executive officers currently includes six persons. Participation in the IC Plan is evidenced by receipt of an IC Agreement. The Compensation Committee selects those eligible officers who will receive IC Agreements under the IC Plan and, subject to the terms of such Plan, establishes the terms of the IC Agreement.
     Administration. The regularly appointed Compensation Committee serves as the committee to administer the IC Plan. In all cases, the Compensation Committee must have at least three members and no member of the Board may serve on the Compensation Committee unless such person is an "Outside Director" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code, and applicable guidance issued thereunder.

     Performance Periods. An IC Agreement issued by the Compensation Committee may cover from one to three fiscal years of the Company (the "IC Performance Period"). In all cases, the determination of the cumulative amount payable to a Participant (the "IC Award") includes a component that is intended to allow the Compensation Committee to take into account the Company's expected financial performance for the fiscal year immediately following the IC Performance Period specified in an IC Agreement (the "Outlook Year"). The Compensation Committee may also specify in an IC Agreement that the fiscal years and Outlook Year receive different weightings in determining the amount payable under the IC Agreement.

     Performance Targets. A Participant's entitlement to payment of amounts resulting from participation in the IC Plan is dependent on the Company's financial performance relative to annual target amounts for the Company's consolidated earnings before income taxes ("Annual profit Targets") for each fiscal year during the IC Performance Period and the Outlook Year.

     Performance Share. The Compensation Committee specifies in each IC Agreement a percentage, not more than 200% of base salary, that is the performance share (the "IC Performance Share") percentage used in determining the amount of an IC Award. No IC Agreement which has been granted by the Compensation Committee has a performance share exceeding 125%. The Compensation Committee expects that grants with IC Performance Share percentages in excess of 100% will occur only when, in such Committee's judgement, the increased amount of compensation that would result is justified by the amount of increase in the Company's annual profit that would be achieved.

     Performance Factor. The performance factor (the "IC Performance Factor") is a multiplicative factor which is used in determining the amount of an IC Award. The IC Performance Factor applicable to an IC Agreement is a function of the length of the Participant's IC Performance Period and the Company's "Percentage of Target Achieved," as shown in the table contained in the subsection below entitled, "Calculation of Award."

     Calculation of Award. Subject to receipt by a Participant of a non-refundable Interim IC Award (as defined below), a Participant's IC Award is not subject to a minimum or maximum amount and is determined based on the Participant's base salary, the Participant's IC Performance Share, and the Company's financial performance relative to the Annual Profit Targets specified in the Participant's IC Agreement for the fiscal years in the IC Performance Period and the Outlook Year. Base salary used for computing IC Awards is equal to $350,000 for 1996, and for each subsequent year, base salary used for computing IC Awards is equal to the preceding year's limit increased by 10% (i.e., $385,000 for 1997, $423,500 for 1998, etc.). Currently, the actual base salaries of all executive officers are lower than the plan specified amount, and the Compensation Committee will use its discretion to compute an IC Award payable based on the Participant's actual base salary when lower than the plan specified amount. The plan specified base salary amount for each year is intended to comply with IRS rules and provide a maximum IC Award amount that may be paid at any specified level of annual profit achievement. In no event may a base salary for any year in excess of the plan specified amount be used in computing an IC Award. A Participant's IC Award is determined in accordance with the following steps:

     Step 1 - Multiply the Annual Profit Target for each fiscal year and the Outlook Year by the weighting given to the Annual Profit target for that fiscal year or Outlook year.

     Step 2 - Multiply the actual pre-tax earnings for each fiscal year other than the Outlook Year and 110% of targeted pre-tax earnings for the Outlook Year by the weighting given to the Annual Profit Target for that fiscal year or Outlook Year. The use of 110% of targeted performance for the Outlook Year is intended to preclude the payment of an IC Award based on a projection for an uncompleted fiscal year, which projection exceeds 110% of targeted financial performance. Furthermore, the Compensation Committee expects to use its discretion to reduce an IC Award to the amount that would be payable based on such Committee's projection of the Company's pre-tax earnings for the Outlook Year. The Compensation Committee may not, however, compute an IC Award based on Outlook Year performance in excess of 110% of targeted performance.

     Step 3 - Divide the sum of each of the amounts determined in Step 2 by the sum of each of the amounts determined in Step 1 to determine the Percentage of Target Achieved.

     Step 4 - Based on the Percentage of Target Achieved, determine a Participant's Cumulative IC Performance Factor under the following:

                                          Cumulative IC Performance Factors
                                       Based on Length of IC Performace Period
                                       ---------------------------------------
                                       For a 1-Year  For a 2-Year  For a 3-Year
     Percentage of Target Achieved     IC Agreement  IC Agreement  IC Agreement
     -----------------------------     ------------  ------------  ------------
     115% or more/(1)/
     110% but less than 115%           1.50          6.00          9.00
     105% but less than 110%           1.25          5.00          7.50
     100% but less than 105%           1.00          4.00          6.00
     95% but less than 100%            0.75          3.00          4.50
     90% but less than 95%             0.50          2.00          3.00
     85% but less than 90%             0.25          1.00          1.50
     less than 85%                     0.00          0.00          0.00

     /(1)/ If the Percentage of Target Achieved is 115% or more, the applicable
           IC Performance Factor is determined by adding an additional 25% of the IC Performance Factor for 100% of target achievement for each additional 5% increment by which 100% of target achievement is exceeded. For example, if the Percentage of Target Achieved is 115% for an IC Agreement with a IC Performance Period of two years, the Cumulative IC Performance Factor applicable is 7.00 (i.e., 6.00, plus 25% of 4.00).

     Step 5 - Determine the Participants's IC Award under the following formula:

  Salary x IC Performance Share x Cumulative IC Performance Factor = IC Award

     Interim Awards on Certain IC Agreements. Unless an IC Agreement provides otherwise, an IC Agreement that has an IC Performance Period of more than one year entitles the Participant to receive interim payments (an "Interim IC Award") on the last day of February following each year during the IC Performance Period. Once paid, Interim IC Awards are not refundable to the Company. The Interim IC Awards are determined in the same manner as described above, except that financial performance of 110% of targeted performance is used for all fiscal years for which financial results have not yet been reported.
The Compensation Committee expects to use its discretion to reduce the amount of an Interim IC Award to the amount that would be payable if its projection of pretax earnings is used for those years for which earnings results have not been reported. Similar to the use of 110% of targeted financial performance for the Outlook Year component of an IC Award calculation described above, use of 110% of targeted performance for years for which financial results have not been reported precludes IC Awards based on projections in excess of 110% of targeted performance, and the Compensation Committee may not compute an Interim IC Award based on performance in excess of 110% of targeted performance for any fiscal year for which financial results have not yet been reported. In addition, "Interim IC Performance Factors" and "Cumulative Interim IC Performance Factors" set forth in the following schedules apply respectively for determining Interim IC Awards after the first fiscal year and the second fiscal year, in the case of an IC Agreement covering three fiscal years:

             Projected Percentage of Target                       Interim IC                 Cumulative Interim IC
         Achieved for the IC Performance Period             Performance Factor/(1)/         Performance Factor/(2)/
         --------------------------------------             ------------------              ------------------
        115% or more/(3)/
        110% but less than 115%                                1.50                           3.00
        105% but less than 110%                                1.25                           2.50
        100% but less than 105%                                1.00                           2.00
        95% but less than 100%                                 0.75                           1.50
        90% but less than 95%                                  0.50                           1.00
        85% but less than 90%                                  0.25                           0.50
        less than 85%                                          0.00                           0.00

        /(1)/ This column applies to an Interim IC Award after the first fiscal year of an IC Agreement with an IC Performance Period of two or three years.

        /(2)/ This column applies to an Interim IC Award after the second fiscal year of an IC Agreement with an IC Performance Period of three years.

        /(3)/ If the Projected Percentage of Target Achieved is 115% or more, the IC Performance Factor is determined by adding an additional 25% of the IC Performance Factor for 100% of target achievement for each additional 5% increment by which 100% of target achievement is exceeded. For example, if the Projected Percentage of Target Achieved is 115% after the end of the first fiscal year of an IC Agreement that includes two fiscal years, the IC Performance Factor is 1.75 (i.e., 1.50, plus 25% of 1.00).


     Payment of Awards. Notwithstanding any provision of the IC Plan or an IC Agreement, no amount is payable under the IC Plan until the Compensation Committee has certified both the amount of the Company's earnings before taxes that are used in computing the IC Award or Interim IC Award payable and that all other material terms of the IC Agreement have been met. Not later than the last day of February following the end of the IC Performance Period, the Company will pay an amount equal to the IC Award in the case of an IC Agreement that included only one fiscal year. In the case of other IC Agreements, not later than the last day of February following the end of the IC Performance Period, the Company will pay an amount equal to the IC Award reduced by the Interim IC Awards and up to 16 2/3% of the IC Award which is retained for a deferred payout. The percentage amount that is retained for a deferred payout is payable in four equal installments on the last day of each succeeding month.

     Acceleration of Payment. An IC Award or portion of an IC Award otherwise payable by the last day of February may be accelerated by the Compensation Committee so that such IC Award or portion of an IC Award is paid as early as the preceding December 1. The Compensation Committee may accelerate payment of an IC Award only to the extent it certifies the earnings before taxes and other material terms of the IC Agreement have been met, the IC Award made is discounted for early payment to the extent required by Section 162(m) of the Internal Revenue Code and the accelerated payment does not affect IC Awards under the IC Plan from qualifying as "performance-based compensation" under
Section 162(m)(4) of the Internal Revenue Code.

     Adjustment of Award. The Compensation Committee, for reasons in addition to those previously described, may reserve the right in an IC Agreement to reduce the Participant's IC Award to less than the maximum amount. The Compensation Committee may not increase the maximum award under the IC Plan to any Participant.

     Employment Generally Required. Unless a Participant dies or is disabled, a Participant may not receive an amount payable as a result of receiving an IC Agreement unless the Participant is employed by the Company on the scheduled payment date. In the event a Participant terminates from the Company as a result of death or disability, the Compensation Committee may, in its discretion, continue to make payments due under an IC Agreement to the Participant or the Participant's estate in the event of a Participant's death.

     Amendment or Termination. The Compensation Committee reserves the right to amend, suspend, or terminate the IC Plan or adopt a new plan at any time, without approval of the Company's shareholders; provided that no such amendment may without the consent of the Participant adversely affect the payment of any amount to such Participant, and provided further that no amendment shall be effective until the approval of the Company's shareholders has been obtained to the extent that shareholder approval is required for purposes of Section 162(m) of the Internal Revenue Code.

New Plan Benefits

      On February 22, 1996, the Compensation Committee established the terms for IC Agreements with each of the executive officers of the Company. The IC Agreements for Paul A. Brands, Philip M. Giuntini, Frank A. Nicolai, and Fred L. Forman have IC Performance Periods of two years. Charles O. Rossotti and Patrick
W. Gross have IC Agreements with IC Performance Periods of one year for each of 1996 and 1997. Assuming the IC Plan is approved by the shareholders at the Annual Meeting, the Company achieves financial performance equal to 100% and to 110% of the Annual Profit Targets set forth in their IC Agreements, and the Compensation Committee exercises its discretion as described above, the estimated future payments to the executive officers are as follows:


                                                                                 Dollar Value of Estimated Future Payouts/(1)/,/(2)/
                                                                                 ----------------------------------------


                                                                        IC
                                                        IC       Performance Factor                                         Average
                                  IC Agreement      Performance  for 100% of Target   Paid in 1997      Paid in 1998         Annual
     Name and Position          Performance Period     Share           Profit           for 1996          for 1997          Payment
     -----------------          ------------------     -----           ------           --------          --------          -------

Company Achieves 100% of Target Profits
- ---------------------------------------
Charles O. Rossotti                   1996-97           100%            1.0             $250,000          $250,000         $250,000
Chairman of the Board of
 Directors and Director

Patrick W. Gross                      1996-97            75%            1.0              219,000           232,500          225,750
Vice Chairman of the Board
 of Directors and Director

Paul A. Brands                        1996-97           125%            4.0              380,000         1,230,000          805,000
Vice Chairman of the Board
 of Directors, Chief
 Executive Officer, and
 Director

Philip M. Giuntini                    1996-97           125%            4.0             380,000           1,230,000         805,000
President and Director

Frank A. Nicolai                      1996-97          37.5%            4.0                   0             426,000         213,000
Executive Vice President,
 Secretary, Treasurer, and
 Director

Fred L. Forman                        1996-97          37.5             4.0                   0             465,000         232,500
Executive Vice President                                                                -------           ---------        --------

All executive officers as a group                                                     1,229,000           3,833,500       2,531,250

                                                                             Dollar Value of Estimated Future Payouts/(1),(2)/
                                                                             ----------------------------------------
                                                                    IC
                                                    IC       Performance Factor                                            Average
                             IC Agreement      Performance   for 110% of Target     Paid in 1997      Paid in 1998         Annual
   Name and Position       Performance Period     Share           Profit              for 1996          for 1997           Payment
   -----------------       ------------------     -----           ------              --------          --------           -------
Company Achieves 110% of Target Profits/(3)/
- ---------------------------------------
Charles O. Rossotti        1996-97                 100%            1.5                   375,000           375,000           375,000
Chairman of the Board of
 Directors and Director

Patrick W. Gross           1996-97                  75%            1.0                   219,000           232,500           225,750
Vice Chairman of the Board
 of Directors and Director

Paul A. Brands             1996-97                 125%            6.0                   570,000         1,845,000         1,207,500
Vice Chairman of the Board
 of Directors, Chief
 Executive Officer, and
 Director

Philip M. Giuntini         1996-97                 125%            6.0                   570,000         1,845,000         1,207,500
President and Director

Frank A. Nicolai           1996-97                37.5%            6.0                         0           639,000           319,500
Executive Vice President,
 Secretary, Treasurer, and
 Director

Fred L. Forman             1996-97                37.5%            6.0                         0           697,500           348,750
Executive Vice President                                                               ---------         ---------         ---------

All executive officers as a group                                                      1,734,000         5,634,000         3,684,000

        /(1)/ Amounts are estimates, based on projected 1996 or 1997 base salary as appropriate, and achievements of the Company's financial targets for pre-tax income for fiscal 1996 and 1997. The Company elected to present projected information in the table as more meaningful to the shareholders than pro forma data based on historical financial results. No assurance can be given that these IC amounts will be earned, as they are based on the Company's projections for fiscal 1996 and 1997.

        /(2)/ Excludes additional incentive compensation payable to Messrs. Gross, Nicolai, and Forman, which is based on achievement of individual non-financial goals and is not payable pursuant to the IC Plan.

        /(3)/ The IC Plan contains no maximum amount. The IC Award increases for each additional 5% increment by which the Company's financial performance exceeds the target.


Vote Required

        The affirmative vote of the holders of a majority of the votes cast with respect to the proposal to approve the IC Plan is required for approval of such Plan. The Board of Directors has unanimously adopted a resolution approving the IC Plan and directed that it be submitted to the shareholders for their consideration. The members of the Board of Directors and the Company's executive officers have advised the Company that they intend to vote all shares in their control in favor of the IC Plan. In the event that the IC Plan is not approved by the shareholders of the Company at the Annual Meeting, the Board of Directors will reconsider the such Plan.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

                                 OTHER MATTERS

     A representative from Price Waterhouse LLP, independent public accountants to the Company, is expected to be present at the Annual Meeting, will have an opportunity to make a statement should the representative desire to do so, and is expected to be available to respond to appropriate questions during such Meeting.

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated above. If any other business should come before the Annual Meeting, including a vote to adjourn such Meeting, the persons named in the enclosed Proxy will vote thereon at the Meeting, or any adjournment thereof, as he or they determine to be in the best interests of the Company.

     To be included in the Proxy Statement and form of Proxy for the 1997 annual meeting, shareholder proposals intended to be presented at that meeting must be received by the Company no later that December 13, 1996.

                                 ANNUAL REPORT

     A copy of the 1995 Annual Report of the Company (which includes condensed financial data and a letter to stockholders) accompanies this Proxy Statement. Appendix 1 to this Proxy Statement, titled "1995 Financial Report," contains all of the financial information (including the Company's audited financial statements), and certain general information, previously published in the Company's Annual Report. Appendix 1 is incorporated herein by reference. A copy of the Company's Annual Report on Form 10-K may be obtained without charge by writing to Frank A. Nicolai, Secretary, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033.

                                        BY ORDER OF THE BOARD OF DIRECTORS,



                                        Frank A. Nicolai
                                        Secretary
April 11, 1996
Fairfax, Virginia

     SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE REMINDED TO DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                                                     EXHIBIT A


                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                              STOCK OPTION PLAN F



I.   Purposes

     There are three purposes of Stock Option Plan F (the "Plan"). The first is to offer to those employees who contribute materially to the successful operation of AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Corporation") additional incentive and encouragement to remain in the employ of the Corporation by increasing their personal participation in the Corporation through stock ownership. The second purpose is to provide an alternative means of compensating key employees whose performances contribute significantly to the success of the Corporation. The third is to attract and retain directors who have not at any time been officers or employees of the Corporation ("Outside Directors") and to compensate such Outside Directors for service to the Corporation. The Plan provides a means whereby optionees may purchase shares of the $0.01 par value common stock of the Corporation (the "Common Stock") pursuant to options. The options may be either one of two types, (1) "incentive stock options" which will qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or under any applicable successor statute, or (2) "nonqualified stock options," that is, options which are not intended to qualify as incentive stock options under Section 422 of the Code.

II.  Administration

     Except as otherwise provided in this Section 2, the Plan shall be implemented and administered by the Board of Directors of the Corporation (the "Board") or a Stock Option/Award Committee (the "Committee") appointed by the Board and composed of three or more directors of the Corporation.

     The Committee may be delegated the authority and discretion to adopt and revise such rules and regulations as it shall deem necessary for the administration of the Plan, and to determine, consistent with the provisions of the Plan, the employees to be granted options, whether such options shall be nonqualified stock options or incentive stock options, the times at which options shall be granted, the option price of the shares subject to each option (subject to Paragraph D of Section 6), the number of shares subject to each option, the vesting schedule of options or whether the options shall be immediately vested, the times when options shall terminate, and whether the exercise price of options shall be paid in cash or stock. Acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The Committee's actions, including any interpretation or construction of any provisions of the Plan or any option granted hereunder, shall be final, conclusive and binding unless otherwise determined by the Board at its next regularly scheduled meeting. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

     Notwithstanding any other provision of this Section or the Plan or any documentation governing incentive compensation plans pursuant to which officers may elect to receive options under this Plan, a committee composed of at least two Outside Directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3(c)(2)(i) of the Securities and Exchange Commission, shall have the sole authority (a) to make awards to directors of the Corporation who are not Outside Directors and to all persons who are "officers" of the Corporation or "beneficial owners" of more than 10% of any class of equity security of the Corporation, as defined for purposes of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended (the "Act"), and (b) to perform all other functions of the Board or Committee with respect to outstanding awards to any of such directors, officers, or 10% shareholders, including without limitation amendments to this Plan or such outstanding awards which affect such persons. Further, notwithstanding any other provision of this Section or the Plan, all awards made to Outside Directors shall be automatic and nondiscretionary as set forth in the Plan.

III. Eligibility; Participation; Special Limitations

     All key employees (including officers and directors) of the Corporation, or any corporation in which the Corporation owns stock possessing more than 50% of the voting power (a "Subsidiary"), who meet minimum salary and other requirements established by the Board, shall be eligible to receive options under the Plan. All Outside Directors also shall be eligible to receive options under the Plan. An employee who has been granted an option may be granted an additional option or options or rights under the Plan if the Committee or the Board shall so determine. The granting of an option under the Plan shall not affect any outstanding stock option previously granted to an employee under the Plan or any other plan of the Corporation.

     Nothing contained in the Plan, or in any option granted pursuant to the Plan, shall (i) confer upon any employee the right to continued employment, or shall interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of such employee at any time or (ii) confer upon any Outside Director the right to continued membership on the Board, or shall interfere in any way with the right of the Corporation to terminate the membership on the Board of such Outside Director.

     In no event, however, shall an incentive stock option be granted to any person who then owns (as that term is defined in Section 424 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries, unless the exercise price as determined under Paragraph D of Section 6 hereof is equal to at least 110% of the fair market value of the stock subject to the incentive stock option as of the date of grant and unless the term during which such incentive stock option may be exercised does not exceed five years from the date of the grant
thereof.   Options will not be treated as incentive stock options to the extent that the aggregate fair market value (determined as of the date the option is granted) of the Common Stock with respect to which options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Corporation and its Subsidiaries) exceeds $100,000.

IV.  Basis of Grant

     Options shall be granted to employees either (a) on the basis of awards earned under the Corporation's incentive compensation programs for groups of key employees, as in effect from time to time, or (b) as the Board or the Committee may determine from time to time. If options are granted based on (a) hereof, then performance bonuses and options based thereon shall be earned based on the employee's success in meeting predetermined performance standards during one or more years (the "Performance Period"). Options shall be granted under (a) hereof, if at all, at the time that the Corporation determines in its judgment that the employee has met or will meet the employee's predetermined performance standards for the Performance Period.

     Each Outside Director automatically shall be granted non-qualified stock options to purchase 5,000 shares on the date of the Outside Director's first election or appointment to the Board, subject to vesting as provided in Paragraph B of Section 6 hereof. Each Outside Director automatically shall be granted non-qualified stock options to purchase an additional 5,000 shares (the "Additional Options") on the day after all stock options previously granted under this paragraph become 100% vested (other than vesting by reason of death or disability). All such subsequent grants of stock options shall vest, as to one-sixtieth, on the date of grant and shall thereafter be subject to vesting as provided in Paragraph B of Section 6 hereof.

V.   Number of  Shares and Options

     A. Shares of Stock Subject to the Plan. The number of shares authorized to
        -----------------------------------
be issued pursuant to options granted under the Plan is 3,800,000 shares, subject to adjustment in accordance with the provisions of Paragraph G of
Section 6 hereof. Shares subject to options granted under the Plan may be authorized and unissued shares or shares previously acquired or to be acquired by the Corporation and held in treasury. Any shares subject to an option which expires for any reason or is terminated unexercised as to such shares may again be subject to an option granted under the Plan.

     B. Maximum Number of Options. The number of shares which may be subject to
        -------------------------
options granted under the Plan in any single calendar year for awards earned for one-year Performance Periods shall not exceed

200,000 shares, subject to adjustment in accordance with Paragraph G of Section 6 hereof. There shall be no annual limitation on options granted with respect to awards earned for Performance Periods of more than one year. Notwithstanding the foregoing, the maximum number of shares which may be subject to options granted under the Plan to any "covered employee" of the Corporation for purposes of
Section 162(m) of the Code during the life of the Plan shall be 100,000 shares subject to adjustment in accordance with Paragraph G of Section 6 hereof.

VI.  Terms and Conditions of Options

     A. Option Agreement. Each option granted pursuant to the Plan shall be
        ----------------
evidenced by an agreement ("Option Agreement") between the Corporation and the optionee receiving the option. Option Agreements (which need not be identical) shall state whether the option is an incentive stock option or a nonqualified stock option, shall designate the number of shares and the exercise price of the options to which they pertain, shall set forth the vesting provisions of the options or state that the options are vested immediately. The Option Agreements shall be in writing, dated as of the date the option is granted, and shall be executed on behalf of the Corporation by such officers as the Board or the Committee shall authorize. Option Agreements generally shall be in such form and contain such additional provisions as the Board or the Committee, as the case may be, shall prescribe, but in no event shall they contain provisions inconsistent with the provisions of the Plan.

     B. Exercise of Options. Options are exercisable only to the extent they are
        -------------------
vested. Options granted to employees shall vest either immediately or pursuant to provisions determined by the Board or the Committee at the same time the option is granted, except that the maximum vesting period for nonqualified stock options shall be five (5) years and the maximum vesting period for incentive stock options shall be seven (7) years. The Option Agreement shall either state that the options are fully vested upon grant and immediately exercisable in full or shall set forth the vesting provisions determined by the Board or the Committee.

     One-sixtieth of options granted to each Outside Director shall vest on the first date of election or appointment of each such Outside Director and an additional one-sixtieth shall vest on the last day of each month, so long as such Outside Director remains a member of the Board and, if such Outside Director resigns as an Outside Director after completion of ten (10) or more years of continuous service as an Outside Director, so long as such individual survives, until such option is vested in full. Upon termination of an Outside Director as a member of the Board by reason of death or disability, all options held by such Outside Director shall vest fully as of the date of termination.

     Optionees may exercise at any time or from time to time all or any portion of a vested option; provided, however, that options granted to any director or "officer" of the Corporation or "beneficial owner" of more than 10% of any class of equity security of the Corporation, as defined for purposes of Sections 16(a) and 16(b) of the Act shall not be exercisable for a period of at least six months from the date of grant.

     C. Repurchase Amendment. Options granted to employees may be amended to
        --------------------
advance the date on which the option shall vest. If an option is so amended, the amendment also may provide that the shares which would not have been vested under the vesting schedule set forth in the Option Agreement shall be subject to repurchase by the Corporation for a specified period of time at the original exercise price if the employment of the optionee is terminated for any reason prior to expiration of the repurchase period. The amendment shall be evidenced by a written agreement (the "Repurchase Amendment") between the Corporation and the optionee, shall be executed on behalf of the Corporation by such officers as the Board or the Committee shall authorize, and shall be in such form and contain such provisions as the Board or the Committee, as the case may be, shall prescribe.

     D. Exercise Price
        --------------

          1. Incentive Stock Options. The price at which incentive stock options
             -----------------------
granted pursuant to the Plan may be exercised shall be determined by the Board or the Committee, which price shall be at least equal to the fair market value of the underlying Common Stock at the date that the options are granted. In the case of incentive stock options granted to a person who owns, immediately after the grant of such incentive stock option, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or of any of its Subsidiaries (as more fully set forth in Section 3 hereof), the purchase price of the Common Stock covered by such incentive stock option shall not be less than 110% of the fair market value of such stock on the date of grant.

     2. Nonqualified Stock Options. The price at which all nonqualified stock
        --------------------------
options granted pursuant to the Plan may be exercised, except those options granted on the basis of awards earned for one-year Performance Periods under the Corporation's incentive compensation programs, shall be the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options granted on the basis of awards earned for one-year Performance Periods under the Corporation's incentive compensation programs may be other than the fair market value of the Common Stock on the date of grant only if the exercise price is determined by a formula which is based on the fair market value of the Common Stock, as of a date, or for a period, that is within three months of the date of grant and which is selected by the Board or Committee, in its sole discretion, and determined by the Board or Committee, in its sole discretion, to be in the best interests of the Corporation and consistent with the intent of the incentive compensation program. The exercise price as determined under any such formula may be below fair market value of the Common Stock on the date of grant. Notwithstanding the foregoing, the exercise price of any option granted to a "covered employee" for purposes of Section 162(m) of the Code shall be the fair market value of the Common Stock on the date of grant.

     3. Fair Market Value. For purposes of the Plan the term "fair market value"
        -----------------
shall be defined as the closing bid price of the Common Stock quoted over the National Association of Securities Dealers Automated Quotation System ("NASDAQ") in the national market on the date of grant of the option or if there is no trade on such date, the closing bid price on the last preceding date upon which such Common Stock was traded. In the event that the Common Stock is not traded over NASDAQ, the term fair market value shall be defined as the closing bid price of the Common Stock published in the National Daily Stock Quotation Summary on the date of grant of the option, of if there are no quotations published on such date, on the most recent date upon which such Common Stock was quoted. In the event that the Common Stock is listed upon an established stock exchange or exchanges, such fair market value shall be deemed to be the highest closing price of the Common Stock on such stock exchange or exchanges on the date the option is granted, or if no sale of the Common Stock shall have been made on any exchange on that date, then the next preceding day on which there was a sale of such stock.

     4. Payment. Payment of the exercise price may be (i) in cash, (ii) by
        -------
delivery to the Corporation of (x) irrevocable instructions to deliver to a broker the stock certificates representing the shares for which the option is being exercised, and (y) irrevocable instructions to the broker to sell such shares and promptly deliver to the Corporation the portion of the proceeds equal to the exercise price, or in the sole discretion of the Board or Committee,
(iii) by exchange of Common Stock of the Corporation, or, (iv) partly in cash and partly by exchange of such Common Stock, provided that for purposes of (iii) and (iv) the value of such Common Stock shall be the fair market value on the date of exercise, and further provided that such Common Stock shall have been held by the optionee for a period of at least six (6) months prior to the date of exercise.

   The Board or the Committee may permit deferred payment of all or any part of the purchase price of the shares purchased pursuant to the Plan, provided the par value of the shares must be paid in cash.

     E. Suspension or Termination of Options.  Subject to earlier termination as
        ------------------------------------
provided below, (i) all nonqualified stock options shall expire, and all rights granted under nonqualified stock Option Agreements shall become null and void on the date specified in the Option Agreement, which date shall be no later than five (5) years after the nonqualified stock options are granted and (ii) all incentive stock options shall expire, and all rights granted under incentive stock Option Agreements shall become null and void on the date specified in the Option Agreement, which date shall be no later than eight (8) years after the date the incentive stock options are granted.

     Upon termination of an employee's employment with the Corporation or a Subsidiary for any reason whatsoever, or upon termination of an Outside Director as a member of the Board for any reason other than resignation as an Outside Director following completion of ten (10) or more years of continuous service as an Outside Director, death or disability, all options held by such employee or Outside Director which are not exercisable on the date of such termination shall expire. To the extent nonqualified stock options are exercisable on such date, shares subject to nonqualified stock options held by an employee may be purchased during the "exercise period," after which the nonqualified stock options shall expire and all rights granted under the Option Agreement shall become null and void. The "exercise period" for shares subject to nonqualified stock options held by an employee, his or her heirs, legatees or legal representatives, as the case may be, ends on the earlier of (i) the date on which the nonqualified stock option expires by its terms, or (ii) (A), except in the case of death or disability, within thirty (30) days, or (B) in the case of death or disability, within one (1) year after the date of termination of employment. Upon termination of an Outside Director as a member of the Board for the reason of resignation as an Outside Director following completion of at least ten (10) years of continuous service as an Outside Director, death or disability, shares subject to nonqualified stock options may be purchased by the Outside Director, his or her heirs, legatees, or legal representatives, as the case may be, at any time until the date on which the nonqualified stock option expires by its terms.

     To the extent incentive stock options are exercisable on the date of termination, shares subject to incentive stock options may be purchased by the employee, his or her heirs, legatees or legal representatives, as the case may be, on the earlier of (i) the date on which the incentive stock option expires by its terms or (ii) (A) except in the case of death or disability, within thirty (30) days, or (B) in the case of death or disability, within one (1) year after the date of termination of employment, after which the incentive stock options shall expire and all rights under the Option Agreements shall become null and void.

     The disability of an optionee shall be determined in the sole discretion of the Board whose determination of such disability shall be absolute, final and conclusive.

     If the Director of Human Resources of the Corporation or his or her designee reasonably believes an optionee other than an Outside Director has committed an act of misconduct as described in this paragraph, the Director of Human Resources may suspend the Participant's rights to exercise any option pending a determination by the Board. If the Board determines an optionee other than an Outside Director has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if an optionee makes an unauthorized disclosure of any trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with an optionee or induces any principal for whom the Corporation acts as agent to terminate such agency relationship, neither the optionee nor his or her estate shall be entitled to exercise any option whatsoever. In making such determination, the Board shall act fairly and shall give the optionee an opportunity to appear and present evidence on his or her behalf at a hearing before a committee of the Board. For any optionee who is an "officer" for purposes of Section 16 of the Act, the determination shall be made by the Committee.

     F. Non-Transferability of Options.  Options pursuant to the Plan are not
        ------------------------------
transferable by the optionee otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Code, Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Except as permitted by the preceding sentence, no option nor any right granted under an Option Agreement shall be transferred, assigned, pledged, hypothecated or disposed of in any other way (whether by operation of law or otherwise), or be subject to execution, attachment or similar process, and each option shall be exercisable during the optionee's lifetime only by the optionee. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such options or of such other rights contrary to the provisions hereof, or to subject such options or such other rights to execution, attachment or similar process, such options and such other rights shall immediately terminate and become null and void.

     G. Adjustment Provisions. Except as otherwise provided in this Paragraph G,
        ---------------------
in the event of changes in the Common Stock by reason of any stock split, combination of shares, stock dividend, reclassification, merger, consolidation, reorganization, recapitalization or similar adjustment, or by reason of the dissolution or liquidation of the Corporation, appropriate adjustments may be made in (i) the aggregate number of or class of shares available under the Plan, and (ii) the number, class and exercise price of shares remaining subject to all outstanding options. Whether any adjustment or modification is to be made as a result of the occurrence of any of the events specified in this section, and the extent thereof, shall be determined by the Board, whose determination shall be binding and conclusive. Notwithstanding the previous sentence, in the event of a stock split, stock dividend or other event that is functionally equivalent to a stock split or stock dividend, (i) the number of shares subject to then-outstanding options will be adjusted so that upon exercise of the option, the holder of each option will be entitled to receive the number of shares or other securities which the holder would have been entitled to receive after the event had the option been exercised immediately before the earlier of the date of the consummation of the event or the record date of the event (the "event date"), (ii) the price of each share subject to then-outstanding options will be adjusted proportionately so that the aggregate purchase price for all then-outstanding options will be the same immediately after the event date as before the event date, (iii) an appropriate and proportionate adjustment will be made as of the event date in the maximum number of shares that may be issued pursuant to options granted under the Plan, (iv) any adjustment with respect to then-outstanding incentive stock options will be made in a transaction that does not constitute a modification under Section 424(h)(3) of the Code, and (v) any option to purchase fractional shares resulting from an adjustment will be eliminated. Existence of the Plan or of Option Agreements pursuant to the Plan shall in no way impair the right of the Corporation or its stockholders to make or effect any adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger, consolidation, dissolution or liquidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock of the Corporation, or any grant of options on its stock not pursuant to the Plan.

VII.  Rights as a Shareholder

      Optionees shall not have any of the rights and privileges of shareholders of the Corporation in respect of any of the shares subject to any option granted pursuant to the Plan unless and until a certificate, if any, representing such shares shall have been issued and delivered.

VIII. Withholding

      To the extent required by applicable federal, state, local or foreign law, an optionee shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise by reason of an option exercise or the disposition of shares acquired upon exercise of an incentive stock option. The Corporation shall not be required to issue shares until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Corporation withhold a portion of the shares of Common Stock that otherwise would be issued upon exercise of the option, or to the extent permitted, by permitting the optionee to tender shares owned by the optionee.

IX.   Receipt of Prospectus

      Upon the execution of an Option Agreement, each optionee receiving options pursuant to the Plan shall be given a Prospectus, as filed by the Corporation under the Securities Act of 1933, including any exhibits thereto, describing the Plan. Each Option Agreement shall contain an acknowledgment by the optionee that the requirements of this section have been met.

X.    Successors

      The provisions of the Plan shall be binding upon, and inure to the benefit of, all successors of any optionee, including, without limitation, his or her estate and the executors, administrators or trustees thereof, his or her heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such optionee.

XI.   Termination and Amendment of the Plan

      Subject to obtaining shareholder approval of this Stock Option Plan F at the annual meeting of the shareholders on May 10, 1996, the Plan shall remain in effect until January 1, 2006, unless sooner terminated as hereinafter provided. The Board shall have complete power and authority at any time to terminate the Plan or to make such modification or amendment thereof as it deems advisable and may from time to time suspend, discontinue or abandon the Plan, provided that no such action by the Board shall adversely affect any right or obligation with respect to any grant theretofore made, and, further provided that without approval by vote of the shareholders, the Board shall not adopt any amendment that would (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the number of shares which may be issued under the Plan (except as provided in Paragraph G of Section 6 hereof), or (iii) materially modify the requirements as to eligibility for participation in the Plan.

     An amendment revising the exercise price, date of exercisability, vesting provisions or number of shares subject to an nonqualified stock option granted to an Outside Director shall not be made more frequently than every six months unless necessary to comply with the Code or with the Employee Retirement Income Security Act of 1974, as amended.

XII.  Indemnification of Committee

      In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, Option Agreements or any option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity, at its own expense, to defend the same.

XIII. Merger of the Corporation

      Unless the options issued pursuant to this Plan are assumed in a transaction to which Section 424(a) of the Code applies, if the Corporation shall (i) merge or consolidate with another corporation under circumstances where the Corporation is not the surviving corporation, (ii) sell all, or substantially all of its assets, or (iii) liquidate or dissolve, then each option shall terminate on the date and immediately prior to the time such merger, consolidation, sale, liquidation or dissolution become effective or is consummated, provided that the holder of the option shall have the right immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution, to exercise any or all of the vested portion of the option, unless such option has otherwise expired or been terminated pursuant to its terms or the terms hereof. In the event of such merger, consolidation, sale, liquidation or dissolution, any portion of an outstanding option which would have vested within one year after the date on which such merger, consolidation, sale, liquidation or dissolution becomes effective or is consummated shall vest immediately prior to the effectiveness or consummation of such merger, consolidation, sale, liquidation or dissolution and shall be part of the vested portion of the option which the holder of the option may exercise.

XIV.  Approval of Plan; Effective Date

      The plan was adopted by the Board on April 3, 1996, subject to and effective upon shareholder approval of the plan at the annual meeting of shareholders on May 10, 1996, or such other date on which the 1996 annual meeting of shareholders is held.

                                                                       EXHIBIT B



                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED
                       1996 INCENTIVE COMPENSATION PLAN
                                      FOR
                              EXECUTIVE OFFICERS



      This American Management Systems, Incorporated 1996 Incentive Compensation Plan for Executive Officers (the "Plan") is adopted by AMERICAN MANAGEMENT SYSTEMS, INCORPORATED (the "Corporation") in order to attract, motivate and retain eligible officers. The Plan is intended to promote the interests of the Corporation and its shareholders by providing eligible officers with the opportunity to earn incentive compensation that is linked to the financial performance of the Corporation.

      Incentive compensation provided under the Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Plan shall be interpreted consistently with such intent. Existence of this Plan is not intended to preclude the Corporation from providing additional incentive compensation to eligible officers or incentive compensation under other plans, agreements or arrangements to an officer, whether such officer is eligible to participate in the Plan or actually participates in the Plan.

I.    Definitions

      A. "Annual Profit Targets" mean the specified levels of pre-tax profits of the Corporation that are set forth in an IC Agreement and are used to determine whether the Participant will receive an Award and the amount of the Award under the Plan.

      B. "Award" means the amount of money payable to a Participant who has received an IC Agreement.

      C. "Board" means the Board of Directors of the Corporation.

      D. "Code" means the Internal Revenue Code of 1986, as amended.

      E. "Committee" means the committee appointed pursuant to Article II to administer the Plan.

      F. "Corporation" means American Management Systems, Incorporated.

      G. "Fiscal Year" means the fiscal year of the Corporation.

      H. "IC Agreement" means the incentive compensation agreement evidencing the terms of a Participant's participation in the Plan.

      I. "Interim Award" means with respect to an IC Agreement with a Performance Period of more than one Fiscal Year, the interim payments made pursuant to Article V prior to the end of the Performance Period.

      J. "Outlook Year" means with respect to an IC Agreement, the Fiscal Year immediately following the last Fiscal Year included in the Performance Period for the IC Agreement.

      K. "Participant" means an eligible executive officer of the Corporation that has received an IC Agreement under the Plan.

      L. "Percentage of Target Achieved" or "Target Achievement" means the percentage determined in Step 4 of Article IV, Paragraph C, that reflects the degree to which all of the Annual Profit Targets applicable to an IC Agreement have been achieved or exceeded.

      M. "Performance Factor" or "Cumulative Performance Factor" means the multiplicative factor that is used in determining the amount of an Award or Interim Award, that is based on the Performance Period for an IC Agreement and the Percentage of Target Achievement, and that is determined under Article IV, Paragraph C, Step 4 or Article V.

      N. "Performance Goal" means one or more preestablished, objective performance goals stated in a Participant's IC Agreement.

      O. "Performance Period" means the fiscal years of the Corporation that are included in an IC Agreement, exclusive of the Outlook Year, for purposes of determining attainment of the Performance Goals, all as provided in Article IV, Paragraph A of the Plan.

      P. "Performance Share" means with respect to an IC Agreement, a percentage not in excess of 200% that is specified in a Participant's IC Agreement and that is used in computing the Award with respect to the IC Agreement.

      Q. "Plan" means this Incentive Compensation Plan for Executive Officers.

      R. "Salary" means with respect to an IC Agreement, $350,000.00 for 1996, and for each subsequent year Salary shall equal the preceding year's limit increased by 10%; provided however, that the Committee may use its discretion to reduce the amount of an Award to no more than the amount that would be payable based on the Participant's annual base salary for the last Fiscal Year in the Performance Period, or the only Fiscal Year in the case of an IC Agreement with a Performance Period of one year.

II. Administration

      The regularly appointed compensation committee of the Board shall serve as the Committee that administers the Plan unless the Board shall appoint another compensation committee of members of the Board to administer the Plan. In all cases, the Committee shall have at least three (3) members and no member of the Board may serve on the Committee unless such person is an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code, and applicable guidance issued thereunder.

      The Committee shall have the full power and authority, subject to provisions of the Plan, to select executive officers to receive IC Agreements, determine the terms of IC Agreements, promulgate rules and regulations as it deems appropriate for the proper administration of the Plan, interpret the terms of the Plan, certify whether the Performance Goals and the material terms of an IC Agreement are met prior to payment of any amount under the Plan, and to otherwise take any and all action as it deems to be necessary or appropriate in connection with the operation of the Plan. Decisions and selections of the Committee shall be made by a majority of its members, and if made pursuant to the terms of the Plan shall be final.

      Action of the Committee may be evidenced by approved minutes of a meeting of the Committee, or a document executed by any member of the Committee or an officer of the Corporation authorized by the Committee to execute documents on the Committee's behalf.

III.  Participation

      A. Eligibility. Only those officers of the Corporation classified as
         -----------
executive officers of the Corporation shall be eligible to participate in the Plan and receive an IC Agreement under the Plan.

      B. Designation of Participants.  The Committee shall select those eligible
         ---------------------------
officers who shall receive an IC Agreement under the Plan. The IC Agreement shall be in writing, shall specify the Performance Period to which the IC Agreement relates, and shall include a description of the Performance Share, Annual Profit Targets, and any other material terms of the IC Agreement.

IV.   Incentive Compensation Agreement

      A. Performance Periods. IC Agreements under the Plan shall be for
         -------------------
Performance Periods of at least one Fiscal Year and for no more than three (3) consecutive Fiscal Years. The Committee shall specify the Performance Period applicable to each IC Agreement, and the special weighting to be given to performance for each Fiscal Year in the Performance Period and the Outlook Year. An IC Agreement for a Performance Period must be established not later than ninety (90) days after the beginning of the first day of the first Fiscal Year in the Performance Period covered by the IC Agreement.

      A Participant may receive multiple IC Agreements, provided that IC Agreements that are outstanding at the same time may not have Performance Periods that cover the same Fiscal Years. The inclusion of the Outlook Year in determining an Award shall not be treated as part of a Performance Period. Furthermore, if an IC Agreement is terminated prior to the end of the Performance Period, the Participant may receive a new IC Agreement that includes Fiscal Years covered by the original IC Agreement, provided that the Participant receives no Award for such Fiscal Years.

      B. Performance Goals. The right to receive an Award and amount of an Award
         -----------------
is conditioned on the Corporation's performance relative to Annual Profit Targets established with respect to pre-tax earnings of the Corporation for the Fiscal Years in the Performance Period and the Outlook Year. Pre-tax earnings means earnings before income taxes as reported or to be reported on the Corporation's consolidated financial statements, or in the case of an Outlook Year, the earnings before income taxes that are projected to be reported by the Corporation.

      C. Calculation of Award. The Award to a Participant is determined based on
         --------------------
Participant's Salary, the Participant's Performance Share, and the Performance Factor resulting from the Corporation's attainment of the Annual Profit Targets specified in the Participant's IC Agreement for the Fiscal Years in the Performance Period and the Outlook Year. A Participant's Award for the entire period covered by an IC Agreement is determined in accordance with the following steps:

      Step 1 - Multiply the Annual Profit Target for each Fiscal Year in the
      ------
Performance Period and the Outlook Year by the weighting given to the Annual Profit Target for that Fiscal Year or Outlook Year.

      Step 2 - Multiply the actual pre-tax earnings for each Fiscal Year in the
      ------
Performance Period and 110% of the Annual Profit Target for the Outlook Year by the weighting given to the Annual Profit Target for that Fiscal Year or Outlook Year.

      Step 3 - Divide the sum of each of the amounts determined in Step 2 by the
      ------
sum of each of the amounts determined in Step 1 to determine the Percentage of Target Achieved.

      Step 4 - Based on the Percentage of Target Achieved, determine a
      ------
Participant's Cumulative Performance Factor under the following table:


                                       Cumulative Performance Factor
                                                  Based on
                                        Length of Performance Period
                              --------------------------------------------------
                                   For a             For a            For a
Percentage of Target               1-Year            2-Year           3-Year
 Achieved                       IC Agreement      IC Agreement     IC Agreement
- ----------------------------  ----------------  ----------------  --------------
115% or more* (see below)

110% but less than 115%            1.50              6.00             9.00

105% but less than 110%            1.25              5.00             7.50

100% but less than 105%            1.00              4.00             6.00

95% but less than 100%             0.75              3.00             4.50

90% but less than 95%              0.50              2.00             3.00

85% but less than 90%              0.25              1.00             1.50

less than 85%                      0.00              0.00             0.00

* If the Percentage of Target Achieved is 115% or more, the applicable Performance Factor is determined by adding an additional 25% of the Performance Factor for 100% of Target Achievement for each additional 5% increment by which 100% of Target Acheivement is exceeded. For example, if the Percentage of Target Achieved is 115% for an IC Agreement with a Performance Period of 2 years, the Cumulative Performance Factor is 7.0 (i.e., 6.0, plus 25% of 4.0).

      Step 5 -   Determine the Participant's Award, if any, under the following
      ------
formula:  Salary x Performance Share x Cumulative Performance Factor = Award

      D. Adjustment of Award. The Committee reserves the right to reduce the
         -------------------
amount of the Award (including an Interim Award under Article V) to a Participant. Such reduction, if any, shall be based on the Committee's determination of the projected pre-tax earnings for the Outlook Year if such projected amount is less than the assumed amount of 110% of the Annual Profit Target for the Outlook Year used in Article IV, Paragraph C, Step 2; on the Participant's annual base salary as provided in Article I, Paragraph R; and on such additional factors as are specified in the Participant's IC Agreement, which factors shall be determined by the Committee in its sole discretion. In reaching its determination of the projected pre-tax earnings for the Outlook Year, the Committee shall consider, but shall not be bound by, the amount that the Corporation projects will be reported for such year, as contained in the Corporation's business plan for the Outlook Year. The Committee may not increase the Award under the Plan to any Participant in excess of the Award calculated under the preceding Paragraph C.

V.    Payment of Awards and Interim Awards

      A.  Certification and Payment.  No payment of any Award, including an
          -------------------------
Interim Award, shall be made to a Participant until the Committee has certified in writing that the Performance Goals and other material terms of an IC Agreement have been met and the Participant is entitled to payment.

      Unless an IC Agreement provides otherwise, in the case of an IC Agreement covering a Performance Period of more than one Fiscal Year, Interim Awards shall, if earned, be made following the end of each Fiscal Year (other than the last Fiscal Year) included in the Performance Period. Unless the IC Agreement provides for no Interim Awards or lower levels of Interim Awards, the Interim Awards shall be determined under the method for determining an Award under
Article IV, Paragraphs C and D with the following modifications. For purposes of determining the amount of pre-tax earnings for a Fiscal Year for which financial results have not yet been reported and the amount of pre-tax earnings for the Outlook Year, each of which is necessary to apply Step 2 or Article IV, Paragraph C, the pre-tax earnings will be 110% of the Annual Profit Target for such Fiscal Year or Outlook Year. The Committee may, in its discretion, reduce the amount of the Interim Award payable by reducing the amount of pre-tax earnings used in computing an Interim Award to the Committee's determination regarding the amount of pre-tax earnings for such Fiscal Year or Outlook Year. In reaching its determination regarding such pre-tax earnings, the Committee shall consider, but shall not be bound by, the amount that the Corporation projects will be reported for each of such years, as contained in the Corporation's business plan prepared for the year in which payment will occur. Also, in lieu of the Performance Factors provided in Article IV, the Performance Factors set forth in the following schedule shall be used:


                                                                   Cumulative*
    Projected Percent of                        Interim*           Interim
    Target Achieved for the                     Performance        Performance
    Performance Period                          Factor             Factor
    ---------------------------------          ---------------    -------------
    115% or more** (see below)

    110% but less than 115%                         1.50                 3.00

    105% but less than 110%                         1.25                 2.50

    100% but less than 105%                         1.00                 2.00

    95% but less than 100%                          0.75                 1.50

    90% but less than 95%                           0.50                 1.00

    85% but less than 90%                           0.25                 0.50

    less than 85%                                   0.00                 0.00

    * The column "Interim Performance Factor" applies to an Interim Award after the first Fiscal Year of an IC Agreement with a Performance Period of two
    (2) or three (3) years. The column "Cumulative Interim Performance Factor" applies to an Interim Award after the second Fiscal Year of an IC Agreement with a Performance Period of three (3) years.

    ** If the Projected Percentage of Target Achieved is 115% or more, the Performance Factor is determined by adding an additional 25% of the Performance Factor for 100% of Target Achievement for each additional 5% increment by which 100% Target Achievement is exceeded. For example, if the Projected Percentage of Target Achieved is 115% after the end of the first Fiscal Year of an IC Agreement that includes two (2) Fiscal Years, the Performance Factor is 1.75 (i.e., 1.5, plus 25% of 1.0).


    Interim Awards for a Fiscal Year in a Performance Period shall be made not later than the last day of February following the end of the Fiscal Year for which the Interim Award is made. When determining the amount of the Interim Award after the second year for an IC Agreement with a Performance Period of three (3) years, the Interim Award, if any, made with respect to such IC Agreement after the first Fiscal Year shall be subtracted from the amount determined using the Cumulative Interim Performance Factor for the second Fiscal Year. Interim Awards shall be subtracted from the total Award for the Performance Period. Interim Awards once made are not refundable to the Corporation.

    The final or remaining amount of an Award to a Participant for a Performance Period shall be determined not later than the last day of February following the end of the last Fiscal Year included in the Performance Period. If the IC Agreement is for only one Fiscal Year, the full amount shall be payable not later than such determination date. Otherwise, not later than such determination date, an amount equal to X less Y shall be paid, where X is the Award multiplied
                           ----
by a fraction, the numerator of which is the number of months in the Performance Period reduced by four (4) and the denominator of which is the number of months in the Performance Period and Y is the total amount of Interim Awards made with respect to such IC Agreement. The remaining amount of the Award shall be paid in four (4) equal installments on the last day of each succeeding month.

    B.  Employment on Payment Date Generally Required.  Except as provided in
        ---------------------------------------------
this paragraph, no Participant shall receive payment of an amount with respect to an Award (including an Interim Award unless such Participant is an active employee of the Corporation (or a subsidiary) as of the scheduled payment date for such amount). A Participant who dies or is disabled during the Performance Period may continue to receive amounts payable under an IC Agreement, if the Committee, in its discretion, determines to make such payments. For purposes of this paragraph, a Participant shall be disabled if the participant is determined to be disabled under the Corporation's long-term disability plan in which the Participant participates.

      C. Acceleration of Payment. An Award or portion of an Award otherwise
        -----------------------
payable by the last day of February may be accelerated by the Committee so that such Award or portion of Award is paid as early as the preceding December 1st. The Committee may accelerate payment of an Award only to the extent it certifies the earnings before taxes and other material terms of the IC Agreement have been met, the Award made is discounted for early payment to the extent required by
Section 162(m) and the accelerated payment does not affect Awards under the Plan from qualifying as "performance-based compensation" under Section 162(m)(4) of the Code.

VI.   Amendment or Termination

      The Board reserves the right to amend, suspend, or terminate the Plan or adopt a new plan at any time; provided that no such amendment shall without the consent of the Participant affect the payment of any IC Agreement to the such Participant. In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan.

VII.  Miscellaneous

      A. Nonassignment. The interest of any Participant under the Plan shall not
        -------------
be assignable either by voluntary or involuntary assignment or by operation of law, except by will or the laws of descent and distribution.

      B. Interpretation.  This Plan is intended to provide Participants with the
        --------------
opportunity to receive incentive compensation that is deductible by the Corporation without regard to the limitations of Section 162(m)(1) of the Code and shall be construed accordingly. The Plan shall otherwise be governed by the laws of the State of Delaware and construed in accordance therewith.

      C. No Employment Right. The granting of an IC Agreement confers on no
        -------------------
employee the right to employment or continued employment by the Corporation. The right of the Corporation to terminate the employment of a Participant shall not be diminished or affected by reason of receipt of an IC Agreement under the Plan.

VIII. Effective Date

      This Plan is adopted effective as of January 1, 1996, provided that no payment of an Award shall be made under the Plan unless the Plan is approved by the shareholders of the Corporation at its 1996 annual meeting of shareholders.

                                  APPENDIX 1



                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                             1995 FINANCIAL REPORT



                                   CONTENTS
- ----------------------------------------------------------------------

     Business of AMS                                            1

     Financial Statements and Notes                             3

     Report of Independent Accountants                         19

     Management's Discussion and Analysis of Financial
      Condition and Results of Operations                      20

     Assumptions Underlying Certain Forward-Looking
      Statements and Factors That May Affect Future Results    24

     Five-Year Financial Summary                               25

     Five-Year Revenues by Target Market                       26

     Selected Quarterly Financial Data and Information
      on AMS Stock                                             27

     Other Information                                         28

BUSINESS OF AMS

     OVERVIEW

     With 1995 revenues of $632 million, the business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS provides a full range of consulting services from strategic business analysis to the full implementation of solutions that provide genuine results, on time and within budget. AMS measures success based on the results and business benefits achieved by its clients.

     AMS is a trusted business partner for many of the largest and most respected organizations in the markets in which it specializes. Each year, approximately 85% of the Company's business comes from clients it worked with in previous years.

     Organizations in AMS's target markets -- telecommunications firms; financial services institutions; state and local governments and education organizations; federal government agencies; and other corporate clients -- have a crucial need to exploit the potential benefits of information and systems integration technology. The Company helps clients fulfill this need by continuing to build a professional staff which is composed of experts in the necessary technical and functional disciplines; managers who can lead large, complex systems integration projects; and business and computer analysts who can devise creative solutions to complex problems.

     Another significant component of AMS's business is the development of proprietary software products, either with its own funds or on a cost-shared basis with other organizations. These products are principally licensed as elements of custom tailored systems and, to a lesser extent, as stand-alone applications. The Company expensed $19.4 million in 1995, $20.4 million in 1994, and $18.7 million in 1993 for research and development associated with proprietary software. As a percentage of services and products (S&P) revenues, license and maintenance fee revenues were less than 15% during each of the last three years.

     In order to serve clients, outside of the U.S.A., AMS has expanded internationally by establishing eleven subsidiaries or branches. Exhibit 21 of this Form 10-K provides a complete listing of all AMS subsidiaries (and branches), showing name, year organized (acquired), and place of incorporation. Services and products revenues attributable to non-US operations of AMS were approximately $170.0 million in 1995, $92.1 million in 1994, and $52.8 million in 1993. Additional information on revenues, operating profits, and assets attributable to AMS's geographic areas of operation is provided in Note 11 of the consolidated financial statements appearing in Exhibit 13 of this Form 10-K.

     Founded in 1970, AMS services clients worldwide. AMS's approximately 5,400 full-time employees are located at our headquarters in Fairfax, Virginia and in offices in 48 cities throughout North America and Europe.

     TELECOMMUNICATIONS FIRMS

     AMS markets systems consulting and integration services for order processing, customer care, billing, accounts receivable, and collections, both for local exchange and interexchange carriers and for cellular telephone companies. Most of the Company's work involves developing and implementing customized capabilities using AMS's application software products as a foundation.

     FINANCIAL SERVICES INSTITUTIONS

     AMS provides information technology consulting and systems integration services to money center banks, major regional banks, insurance companies, and other large financial services firms. The Company specializes in corporate and international banking, consumer credit management, global custody and securities control systems, and bank management information systems.

     STATE AND LOCAL GOVERNMENTS AND EDUCATION

     AMS markets systems consulting and integration services, and application software products, to state, county, and municipal governments for financial management, revenue management, human resources, social services, and public safety functions. The Company also markets services and application software products to universities and colleges.

     FEDERAL GOVERNMENT AGENCIES

     The Company's clients include civilian and defense agencies and aerospace companies. Assignments require knowledge of agency programs and management practices as well as expertise in computer systems integration. AMS's work for defense agencies often involves specialized expertise in engineering and logistics.

     OTHER CORPORATE CLIENTS

     The Company also solves information systems problems for the largest firms in other industries. AMS has systems integration and operations contracts with several large organizations and intends to pursue more. AMS provides technical training and technical consulting services in software technology for large scale business systems.

FINANCIAL STATEMENTS AND NOTES

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31
(In millions except per share data)          1995       1994       1993
________________________________________________________________________________
REVENUES
   Services and Products                   $561.5     $408.8     $321.7
   Reimbursed Expenses                       70.9       51.1       42.3
                                           ------     ------     ------
                                            632.4      459.9      364.0

EXPENSES
   Client Project Expenses                  348.6      246.9      189.3
   Other Operating Expenses                 192.3      140.1      115.6
   Corporate Expenses                        40.8       32.6       28.4
                                           ------     ------     ------
                                            581.7      419.6      333.3

INCOME FROM OPERATIONS                       50.7       40.3       30.7

OTHER (INCOME) EXPENSE
   Interest Expense                           2.3        1.4        0.7
   Other Income                              (1.4)      (0.6)      (0.7)
                                           ------     ------     ------
                                              0.9        0.8        0.0

INCOME BEFORE INCOME TAXES                   49.8       39.5       30.7

INCOME TAXES                                 20.6       16.1       12.9

NET INCOME                                   29.2       23.4       17.8

DIVIDENDS AND ACCRETION ON SERIES B
 PREFERRED STOCK                                -        0.3        0.8
                                           ------     ------     ------
NET INCOME TO COMMON SHAREHOLDERS          $ 29.2     $ 23.1     $ 17.0
                                           ======     ======     ======
WEIGHTED AVERAGE SHARES AND EQUIVALENTS      40.7       38.7       36.7
                                           ======     ======     ======
NET INCOME PER COMMON SHARE                $ 0.72     $ 0.60     $ 0.46
                                           ======     ======     ======



________________
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED BALANCE SHEETS

December 31 (In millions except per share data)        1995       1994
________________________________________________________________________________
ASSETS
- --------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and Cash Equivalents                            $ 35.8   $ 34.2
   Accounts and Notes Receivable                         206.1    141.1
   Prepaid Expenses and Other Current Assets               8.9      6.7
                                                        ------   ------
                                                         250.8    182.0

FIXED ASSETS
   Equipment                                              47.4     52.7
   Furniture and Fixtures                                 14.2     12.1
   Leasehold Improvements                                 11.4     10.6
                                                        ------   ------
                                                          73.0     75.4
   Accumulated Depreciation and Amortization             (35.9)   (46.7)
                                                        ------   ------
                                                          37.1     28.7

OTHER ASSETS
   Purchased and Developed Computer Software (Net of
    Accumulated Amortization of $47,700,000 and
    $41,100,000)                                          33.0     28.8
   Intangibles (Net of Accumulated Amortization of
    $2,100,000 and $1,600,000)                             6.8      7.4
   Other Assets (Net of Accumulated Amortization of
    $4,900,000 and $3,500,000)                             9.8      5.3
                                                        ------   ------
                                                          49.6     41.5
                                                        ------   ------

TOTAL ASSETS                                            $337.5   $252.2
                                                        ======   ======



________________
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED BALANCE SHEETS

December 31 (In millions except per share data)            1995      1994
_______________________________________________________________________________

LIABILITIES AND STOCKHOLDERS' EQUITY
- -------------------------------------------------------------------------------
CURRENT LIABILITIES
   Notes Payable and Capitalized Lease Obligations       $ 23.1    $  9.5
   Accounts Payable                                         8.6       7.0
   Accrued Incentive Compensation                          28.3      17.1
   Other Accrued Compensation and Related Items            25.3      16.6
   Deferred Revenues                                       26.3      25.7
   Other Accrued Liabilities                                2.3       3.9
   Income Taxes Payable                                     2.3       1.8
                                                         ------    ------
                                                          116.2      81.6
   Deferred Income Taxes                                   19.0      11.0
                                                         ------    ------
                                                          135.2      92.6

NONCURRENT LIABILITIES
   Notes Payable and Capitalized Lease Obligations         20.4      12.9
   Other Accrued Liabilities                                0.7       0.7
   Deferred Income Taxes                                    5.7       7.7
                                                         ------    ------
                                                           26.8      21.3
                                                         ------    ------

TOTAL LIABILITIES                                         162.0     113.9

STOCKHOLDERS' EQUITY
   Preferred Stock ($0.10 Par Value; 4,000,000 Shares
    Authorized, None Issued or Outstanding)
   Common Stock ($0.01 Par Value; 100,000,000 Shares
    Authorized, 48,867,891 and 48,301,656 Issued and
    40,040,454 and 39,294,780 Outstanding)                  0.5      0.5
   Capital in Excess of Par Value                          65.4     60.2
   Retained Earnings                                      141.8    112.6
   Currency Translation Adjustment                         (0.7)    (1.4)
   Common Stock in Treasury, at Cost
    (8,827,437 and 9,006,876 Shares)                      (31.5)   (33.6)
                                                         ------   ------
                                                          175.5    138.3
                                                         ------   ------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $337.5   $252.2
                                                         ======   ======



________________
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

 Year Ended December 31 (In millions)                           1995        1994       1993
- ----------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                    $ 29.2      $ 23.4       $ 17.8
Adjustments to Reconcile Net Income to Net Cash
 Provided by Operating Activities:
  Depreciation and Amortization                                 30.2        20.7         17.6
  Deferred Income Taxes                                          6.0         5.2          5.1
  Provision for Doubtful Accounts                                1.6         1.5          1.0
  Loss on Disposal of Assets                                       -           -          0.1
  Changes in Assets and Liabilities:
     Increase in Trade Receivables                             (66.5)      (41.0)       (16.1)
     (Increase) Decrease in Prepaid Expenses and Other
     Current Assets                                             (2.3)        1.9         (4.5)
     (Increase) Decrease in Other Assets                        (9.1)       (1.9)         0.7
     Increase in Accrued Incentive Compensation                 14.1         5.2          5.3
     Increase in Accounts Payable and Other Accrued
     Compensation and Liabilities                                8.7         5.7          1.4
     Increase (Decrease) in Deferred Revenues                    0.6        11.0         (2.3)
     Increase in Income Taxes Payable                            0.5         1.6          0.2
                                                              ------      ------       ------
  Net Cash Provided from Operating Activities                   13.0        33.3         26.3
                                                              ------      ------       ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Fixed Assets                                     (22.5)      (17.0)       (13.3)
  Purchase of Computer Software                                 (2.3)       (1.5)        (1.4)
  Investment in Software Products                              (13.7)       (9.9)       (11.7)
  Other Investments and Intangibles                              0.4        (0.1)        (9.1)
  Proceeds from Sale of Fixed Assets and Computer Software       0.5         0.2          0.7
                                                              ------      ------       ------
  Net Cash Used in Investing Activities                        (37.6)      (28.3)       (34.8)
                                                              ------      ------       ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings                                                    26.5        12.8         15.0
  Payments on Borrowings                                        (5.4)       (4.5)        (6.5)
  Proceeds from Common Stock Options Exercised                   5.3         5.5          2.9
  Payments to Acquire Treasury Stock                            (0.8)          -        (18.7)
  Dividends Paid on Preferred Stock                                -        (0.3)        (0.8)
                                                              ------      ------       ------
  Net Cash Provided (Used) in Financing Activities              25.6        13.5         (8.1)
                                                              ------      ------       ------
  Increase (Decrease) in Currency Translation Adjustment         0.6         0.1         (0.3)
                                                              ------      ------       ------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             1.6        18.6        (16.9)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  34.2        15.6         32.5
                                                              ------      ------       ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 35.8      $ 34.2       $ 15.6
                                                              ======      ======       ======

NON-CASH OPERATING AND FINANCING ACTIVITIES:
  Treasury Stock Utilized to Satisfy Accrued
   Incentive Compensation Liability                           $  2.9      $  0.6       $  2.1
  Conversion of Preferred Stock to Common Stock                    -         8.5          9.2

_______________
See Accompanying Notes to Consolidated Financial Statements.

American Management Systems, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (In millions)

                                                Common
                                                Stock      Capital in       Currency                                Total
                                             (Par Value    Excess of      Translation      Retained   Treasury   Stockholders'
                                                $0.01)     Par Value       Adjustment      Earnings     Stock       Equity
- -----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1992, as
 previously reported                             $0.3       $31.8           $(1.2)          $ 72.5      $(17.6)      $ 85.8

Effect of January 5, 1996 3-for-2 Stock
 Split on December 31, 1992 Balances              0.2        (0.2)                                                      0.0

  Common Stock Options Exercised                  -           2.9                                                       2.9
  Preferred Stock Converted                       -           9.2                                                       9.2
  Tax Benefit Related to Exercise
  of Common Stock Options                                     1.0                                                       1.0
  Currency Translation Adjustment                                           (0.3)                                      (0.3)
  Common Stock Repurchased                                                                              (18.7)        (18.7)
  Restricted Stock Awarded                                                                                2.1           2.1
  1993 Net Income                                                                             17.8                     17.8
  Dividends and Accretion on Series B
    Preferred Stock                                                                           (0.8)                    (0.8)
                                                ------      ------           -----          ------      ------         -----

Balance, December 31, 1993                        0.5        44.7            (1.5)            89.5       (34.2)        99.0

  Common Stock Options Exercised                  -           5.4                                                       5.4
  Preferred Stock Converted                       -           8.5                                                       8.5
  Tax Benefit Related to Exercise of
   Common Stock Options                                       1.6                                                       1.6
  Currency Translation Adjustment                                             0.1                                       0.1
  Common Stock Repurchased                                                                                 -            -
  Restricted Stock Awarded                                                                                 0.6          0.6
  1994 Net Income                                                                             23.4                     23.4
  Dividends and Accretion on Series B
  Preferred Stock                                                                             (0.3)                    (0.3)
                                                ------      ------           -----          ------      ------        ------
Balance, December 31, 1994                        0.5        60.2            (1.4)           112.6       (33.6)       138.3

  Common Stock Options Exercised                  -           3.3                                                       3.3
  Tax Benefit Related to Exercise of
   Common Stock Options                                       1.9                                                       1.9
  Currency Translation Adjustment                                             0.7                                       0.7
  Common Stock Repurchased                                                                                (0.8)        (0.8)
  Restricted Stock Awarded                                                                                 2.9          2.9
  1995 Net Income                                                                             29.2                     29.2
                                                ------      ------          ------          ------      ------       ------
Balance, December 31, 1995                       $0.5       $65.4           $(0.7)          $141.8      $(31.5)      $175.5
                                                ======      ======          ======          ======      ======       ======

________________
See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     The business of American Management Systems, Incorporated and its wholly-owned subsidiaries ("AMS" or the "Company") is to partner with clients to achieve breakthrough performance through the intelligent use of information technology. AMS provides a full range of consulting services from strategic business analysis to the full implementation of systems solutions. The Company's primary target markets include telecommunications firms, financial services institutions, state and local governments and education, federal government agencies and other corporate clients. AMS services clients worldwide through its offices in North America and Europe.

A.   Revenue Recognition

     Revenues on fixed-price contracts are recorded using the percentage of completion method based on the relationship of costs incurred to the estimated total costs of the project. Revenues on cost reimbursable contracts and time and material contracts are recorded as labor and other expenses are incurred. Losses on contracts are recorded in the period they are first determined.

     Revenues from licenses of "off-the-shelf" software products, where the Company has insignificant remaining obligations, are recorded at the time of delivery, less a proportionate amount deferred to cover the costs required to complete the performance of the contract which is later recognized on a percentage of completion basis. In contracts where the Company has significant obligations, all revenues are recognized on a percentage of completion basis. Revenues from software maintenance contracts are recognized ratably over the maintenance period.

     On benefits-funded contracts, where management believes that there is some uncertainty as to the timing of payments, revenues are deferred (and costs incurred are capitalized) until the client begins to realize the benefits. Revenues for computer services are recorded on the basis of usage at scheduled contract prices per unit of production, or the contract minimum monthly charge, whichever is greater.

     The costs associated with cost-plus government contracts are subject to audit by the U.S. Government. In the opinion of management, no significant adjustments or disallowances of costs are anticipated beyond those provided for in the financial statements.

B.   Software Development Costs

     The Company develops proprietary software products using its own funds, or on a cost-shared basis with other organizations, and records such activities as research and development. These software products are then licensed to customers, either as stand-alone applications, or as elements of custom-built systems.

     The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 -- "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". For projects fully funded by the Company, significant development costs incurred beyond the point of demonstrated technological feasibility are capitalized and, after the product is available for general release to customers, such costs are amortized on a straight-line basis over a three-year period or other such shorter period as might be required. The Company recorded $9.5 million of amortization in 1995, $8.4 million of amortization in 1994, and $7.7 million in 1993. Unamortized costs were $28.2 million and $24.0 million at December 31, 1995 and 1994, respectively.

     Including the above mentioned amortization expense, the Company expensed $19.4 million in 1995, $20.4 million in 1994, and $18.7 million in 1993 for research and development.

     Purchased software licenses will continue to be accounted for as set forth in Note 1.C.

C.   Fixed Assets, Purchased Computer Software Licenses and Intangibles

     Fixed assets and purchased computer software licenses are recorded at cost. Furniture, fixtures, and equipment are depreciated over estimated useful lives ranging from 3 to 15 years. Leasehold improvements are amortized ratably over the lesser of the applicable lease term or the useful life of the improvement. For financial statement purposes, depreciation is computed using the straight-line method. Purchased software licenses are amortized over two to five years using the straight-line method. Intangibles are generally amortized over 5 to 15 years.

D.   Income Taxes

     Deferred income taxes included in the accompanying financial statements are primarily the result of (i) the use of the accrual method of accounting for financial statement purposes versus the use of a modified accrual method of accounting for income tax purposes, and (ii) for certain assets, the use of different depreciation methods for financial reporting than for tax reporting.

E.   Net Income per Common Share

     Net income per common share has been computed using the treasury stock method based on the weighted average number of common shares and equivalent common shares outstanding. All share and per share amounts (except with respect to historical discussions of IBM holdings of common stock and except where otherwise noted) have been adjusted to reflect the Company's three-for-two stock splits, effective January 5, 1996, and October 28, 1994, respectively.

F.   Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

G.   Currency Translation

     For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, the Company translates income statement amounts at the average monthly exchange rates throughout the year. The Company translates assets and liabilities at year-end exchange rates. The resulting translation adjustments are shown as a separate component of Stockholders' Equity.

H.   Impact of New Accounting Pronouncements

     In 1995, the Financial Accounting Standards Board issued two new Statements of Financial Accounting Standards which the Company must adopt in 1996: No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and No. 123 ("SFAS No. 123") "Accounting for Stock-Based Compensation." The Company intends to implement SFAS No. 121 in 1996, and management expects no material adjustments to the financial statements as a result of implementing this standard. Regarding SFAS No. 123, the Company intends to implement the disclosure requirements in 1996.

I.   Principles of Consolidation

     The consolidated financial statements include the accounts of American Management Systems, Incorporated and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

J.   Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Future actual results could be different due to these estimates.


NOTE 2 -- SIGNIFICANT CUSTOMERS

     Total revenues from the U.S. Government, comprising 72 clients in 1995, 69 clients in 1994, and 74 clients in 1993, were approximately $97.1 million in 1995, $88.5 million in 1994, and $80.1 million in 1993. No other customer accounted for 10% or more of total revenues in 1995, 1994, or 1993.


NOTE 3 -- SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
          (All share amounts are shown on a historical basis)

     On September 11, 1989, the Company sold to International Business Machines Corporation ("IBM") 11,700 shares of 7.5% Series A Cumulative Convertible Preferred Stock for $18 million. On November 13, 1989, these shares were exchanged for 1,170,000 shares of 7.5% Series B Cumulative Convertible Preferred Stock ("Series B Shares"), reducing the per share price to $15.38. The Series B Shares entitled the holders to an annual 7.5% cumulative preferred dividend ($1.15 per share).

     In February 1993, the Company and IBM agreed to restructure IBM's equity relationship with the Company. Under the modified equity agreement, IBM converted 409,500 Series B Shares (equivalent to 35% of the Series B Shares originally issued to IBM) into 614,250 shares of Common Stock on February 5, 1993, whereupon AMS purchased such shares of Common Stock from IBM at a purchase price of approximately $22.64 per share. The modified agreement permitted IBM to sell, at any time before September 10, 1994, such number of shares of Common Stock acquired on conversion of Series B Shares (approximately 264,000 shares of Common Stock at the current conversion ratio) as would reduce IBM's holdings to below five percent of the Company's outstanding voting securities. The Company had a right of first refusal with respect to such proposed sales. In June 1993, the Company exercised such right and acquired 300,000 shares of common stock (on conversion of 200,000 Series B Shares) for $16.00 per share. As of December 31, 1993, these Series B Shares were convertible at any time into Common Shares on a one-for-one and one-half basis and represented a 4.8% interest in the voting power of the Company on a fully diluted basis.

     In May 1994, IBM converted all of its remaining 560,500 Series B Shares into 840,750 shares of Common Stock. Shortly after conversion IBM sold all of such shares of Common Stock in the open market. Because of the conversions of Series B Shares described above, dividends payable in both 1994 and 1993 decreased from prior years. No dividends were paid to IBM in 1995, $288,000 was paid in 1994, and $834,000 was paid in 1993.

NOTE 4 -- ACCOUNTS AND NOTES RECEIVABLE

December 31 (In millions)                        1995         1994
- --------------------------------------------------------------------------------
Trade Accounts Receivable
  Amounts Billed                               $153.6       $ 98.9
  Amounts Not Billed                             50.3         42.3
  Contract Retention                              5.7          3.9
                                               ------       ------
  Total                                         209.6        145.1

Notes Receivable                                  -            -
Other Receivables                                 1.4         (0.7)
Allowance for Doubtful Accounts                  (4.9)        (3.3)
                                               ------       ------
  Total                                        $206.1       $141.1
                                               ======       ======

     Approximately 9.6% of the December 31, 1995 total accounts receivable balance relates to work performed by the Company under subcontractor agreements between the Company and a prime contractor in the child support enforcement business. These amounts span four different contracts which the prime contractor has with state/local government clients in three states. Additionally, 3.1% of the Company's total accounts receivable balance relates to a contract with a foreign government which has been experiencing cash flow difficulties. The Company expects to receive all funds due from these clients and has received payments in recent months.

NOTE 5 -- NOTES PAYABLE AND CAPITALIZED LEASE OBLIGATIONS

     In December 1993, the Company entered into a multi-currency revolving credit agreement with NationsBank of North Carolina, N.A. (the "NationsBank Agreement") that provides for borrowings of up to $15 million (or the US Dollar "USD" equivalent), less outstanding letters of credit issued by NationsBank, which at December 31, 1995 totaled $1 million. The revolving credit loan bears interest, for USD borrowings, at the lesser of NationsBank's prime rate or 0.50% over the weekly federal funds rate, and for non-USD borrowings, 0.50% over the NationsBank's 30-day LIBOR rate. The credit facility allows certain of the Company's foreign subsidiaries to borrow funds, directly from NationsBank, in their local currencies. In addition, the NationsBank Agreement requires an annual commitment fee equal to 0.25% of the $15 million commitment, payable in quarterly installments. Amounts outstanding under the revolving credit loan on December 31, 1996 are automatically converted to a four-year term note at terms defined in the NationsBank Agreement.

     In August 1994, the Company and NationsBank negotiated Amendment Number 1 to the NationsBank Agreement, which increased the borrowing capacity from $15 million to $25 million, with a corresponding increase in the annual commitment fee. All other terms of the original agreement remain in force.

     In July 1994, the Company entered into a separate revolving credit agreement with Wachovia Bank of North Carolina, N.A. (the "Wachovia Agreement") that provides for borrowings of up to $15 million, in USD, and by the parent company only. All other terms, including automatic conversion to a term note, are similar to the NationsBank Agreement.

     Both revolving credit facilities contain similar covenants with which the Company must comply. These include: (i) maintaining a minimum stockholders' equity (excluding treasury stock) of $80 million, (ii) maintaining a current ratio of at least 1.25 to 1.00, (iii) having a debt/equity ratio that does not exceed 2.0 to 1.0, (iv) maintaining the Company's interest coverage ratio at less than 3.0 to 1.0, and (v) limiting the Company to new money debt borrowings, excluding the revolving credit facilities, of $10 million annually unless the two banks agree to waive this covenant. At December 31, 1995, the Company was in compliance with all covenants.

     The aggregate weighted average borrowings under the NationsBank Agreement was approximately $15.6 million in 1995, and $2.8 million during 1994, at daily weighted average interest rates of approximately 5.9% in 1995 and 5.3% in 1994. The maximum borrowed under this agreement was $23.5 million in 1995 and $11.6 million during 1994. During 1995 and 1994, there were no borrowings under the Wachovia Agreement.

     In January 1994, the Company entered into an $8 million, unsecured 5-year term loan, at an interest rate of 5.25%, to finance the purchase of a company. Principal and interest are payable monthly through January 1999.

     During 1993, the Company entered into two unsecured, 5-year term loans totaling $15 million, at interest rates between 5.25% and 5.40% and with principal and interest payable monthly through 1998. Funds were used to prepay a $5 million unsecured note, bearing interest at 10.75%, and to replace working capital that had been used in reacquiring the Company's Common Stock. Additionally, during 1995 the Company entered into two unsecured, 7-year term loans totaling $15 million, at interest rates between 6.88% and 6.92%, and with principal and interest payable monthly through 2002. Funds were used to replace working capital that had been used in acquiring fixed assets. The Company acquired the necessary waivers to the new money debt borrowing covenant.

     The following schedule summarizes the total outstanding notes and capitalized lease obligations. Differences between the face value and the fair value are considered immaterial.

December 31 (In millions)                               1995       1994
- -------------------------------------------------------------------------------
Revolving Line-of-Credit at December 31,                 $16.3     $ 4.8

Unsecured Notes With Interest at 5.25% - 6.92%
  Principal and Interest Payable Monthly Through
  August 2002                                             27.2      17.6
                                                         -----     -----
Total Notes Payable and Capitalized Lease Obligations    $43.5     $22.4
                                                         =====     =====

Principal amounts are repayable as shown below:

    1996                                                 $23.1
    1997                                                   6.7
    1998                                                   5.7
    1999                                                   2.3
    2000 and Beyond                                        5.7
                                                         ------
                                                          43.5
    Less Current Portion                                  23.1
                                                         ------
    Long-Term Portion                                    $20.4
                                                         ======


     Interest paid by the Company totaled $2.3 million in 1995, $1.4 million in 1994, and $0.7 million in 1993.

NOTE 6 -- EQUITY SECURITIES

     At December 31, 1995, the Company had a stock option plan, 1992 Amended and Restated stock option Plan E as amended (the "1992 Plan E"), under which the Company was authorized to issue up to 3,375,000 shares of common stock as incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). The 1992 Plan E, which was approved by the shareholders in May 1992, replaced Stock Option Plan E ("Plan E"). Under both plans, the exercise price of an ISO granted is not less than the fair market value of the common stock on the date of grant and for NSOs, the exercise price is either the fair market value of the common stock on the date of the grant or, when granted in connection with one-year performance periods under the Company's incentive compensation program, the exercise price may be determined by a formula selected by the Board or appropriate Board committee that is based on the fair market value of the common stock as of a date, or for a period, that is within three months of the date of grant. In cases where the average market value exceeds the exercise price, the differential is recorded as compensation expense. Under both plans, options expire up to eight years from the date of grant. Options granted are exercisable immediately, in monthly installments, or at a future date, as determined by the appropriate Board committee or as otherwise specified in the plan.

     At December 31, 1995, there were 828,068 shares available for the grant of future options under the 1992 Plan E. No options remain available for grant under any previous stock option plan. The number of option shares outstanding and exercisable at December 31, 1995, under Plan E and 1992 Plan E combined was 2,307,669 for which the aggregate exercise price was $18,921,821.

     Additional information with respect to stock options awarded pursuant to such plans is summarized in the following schedule.

                                               Number of
                                                Options          Exercise Price
                                                 Shares            per Share
- -------------------------------------------------------------------------------------
For the Year Ended December 31, 1993:
  Options Granted                              1,048,008       $ 6.83  -  $10.11
  Options Canceled                                16,599         3.55  -   10.11
  Options Exercised                              720,363         0.87  -    8.72
  Balance Outstanding at December 31, 1993     3,638,535         1.91  -   10.11

For the Year Ended December 31, 1994:
  Options Granted                                726,303         8.45  -   11.50
  Options Canceled                                48,971         3.60  -   10.11
  Options Exercised                            1,071,819         1.91  -   10.11
  Balance Outstanding at December 31, 1994:    3,244,048         3.45  -   11.50

For the Year Ended December 31, 1995:
  Options Granted                                737,752        11.53  -   19.33
  Options Canceled                                 9,486         3.59  -   11.53
  Options Exercised                              566,235         3.44  -   14.83
  Balance Outstanding at December 31, 1995     3,406,079         3.59  -   19.33

     At its February 1995 meeting, the Board authorized the Company to expend up to $10,000,000 to repurchase additional shares of its common stock, from time to time, for its stock-based benefit plans or for other corporate purposes. In 1995, the Company repurchased 60,000 shares of its common stock in the open market. In May 1995, the shareholders approved an amendment to the Company's charter, increasing the authorized number of shares of Common Stock from 40,000,000 to 100,000,000. In 1994, the Company did not repurchase, other than fractional shares from the October stock split, any of its common stock.

NOTE 7 -- INCOME TAXES

Year Ended December 31 (In millions)                                  1995           1994          1993
- -------------------------------------------------------------------------------------------------------
Income before income taxes for the year ended
 December 31 was derived in the following jurisdictions:

      Domestic                                                       $ 42.6         $36.8         $33.5
      Foreign                                                           7.2           2.7          (2.8)
                                                                     ------         -----         -----
                                                                     $ 49.8         $39.5         $30.7
                                                                     ======         =====         =====

The provision for income taxes is comprised of the following:
      Current:
         Federal                                                     $  9.4         $ 7.8         $ 6.8
         State                                                          1.8           2.1           1.3
         Foreign                                                        3.4           1.0          (0.3)
      Deferred:
         Federal                                                        5.4           5.1           4.1
         State                                                          0.6           0.2           1.0
         Foreign                                                          -          (0.1)            -
                                                                     ------         -----         -----
      Total Provision                                                $ 20.6         $16.1         $12.9
                                                                     ======         =====         =====

Tax expenses were different from the amounts computed
   by applying the statutory federal income tax rate to
   income before income taxes.
The differences were as follows:
      Federal Tax Provision Based on Statutory Rates                 $ 17.4         $13.8         $10.7
      Research and Development Tax Credits, Net of Addback             (0.5)         (0.6)         (0.5)
      State Income Tax, Net of Federal Income Tax Benefit               1.9           1.9           1.5
      Other                                                             1.8           1.0           1.2
                                                                     ------         -----         -----
      Actual Tax Provision                                           $ 20.6         $16.1         $12.9
                                                                     ======         =====         =====

Deferred tax liabilities (assets) were comprised of the following for the years ended December 31:
      Liabilities:
         Unbilled Receivables                                        $ 20.4         $15.0         $11.5
         Capitalized Software                                          10.0           9.8           9.4
         Other                                                          6.6           3.7           3.3
                                                                     ------         -----         -----
   Total Gross Deferred Tax Liabilities                                37.0          28.5          24.2

   Assets:
         Deferred Maintenance Revenue                                  (2.4)         (3.3)         (4.4)
         Restricted Stock                                              (3.0)         (1.9)         (1.7)
         Accrued Leave Costs                                           (2.2)         (1.8)         (1.4)
         Bad Debt Expense                                              (2.2)         (1.6)         (0.7)
         Other Deferred Revenue                                        (0.5)         (0.1)         (0.2)
         Other                                                         (2.0)         (1.1)         (0.7)
                                                                      ------         -----         -----
   Total Gross Deferred Tax Assets                                    (12.3)         (9.8)         (9.1)
                                                                      ------         -----         -----
   Net Deferred Tax Liabilities                                      $ 24.7         $18.7         $15.1
                                                                      ======         =====         =====

     The Company paid income taxes of approximately $16.4 million, $9.1 million, and $11.8 million, in 1995, 1994, and 1993, respectively.

NOTE 8 -- EMPLOYEE PENSION PLAN

     The Company has established a simplified employee pension plan, which became effective January 1, 1980. Contributions are based on the application of a percentage specified by the Company to the qualified gross wages of eligible employees. The Company makes annual contributions to the plan equal to the amount accrued for pension expense. Total expense of the plan was $6.3 million in 1995, $5.2 million in 1994, and $4.5 million in 1993.


NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     The Company occupies production facilities and office space (real property) and uses various pieces of equipment under operating lease agreements, expiring at various dates through the year 2011.

     The commitments under these agreements, as of December 31, 1995, are summarized in the table below. Payments under the real property leases are generally subject to escalation based upon increases in the Consumer Price Index, operating expenses, and property taxes. Sublease income represents payments due to the Company from third parties under formal sublease agreements covering real property.

     Operating lease expense for 1995, 1994, and 1993 was approximately $27.9 million, $21.4 million, and $18.6 million, respectively.

     The Company recorded rental income of $0.5 million in 1995, $0.5 million in 1994, and $0.7 million in 1993, which was principally related to subleases of space not being utilized by the Company.

     The Company has several loan agreements that restrict or limit: the amount of dividends that can be paid; the selling or pledging of accounts receivable; the transfer of assets to a subsidiary; and the amount of cash that can be used to acquire another business. In addition, these agreements stipulate that the Company must maintain certain financial ratios and minimum levels of shareholders' equity.

     The Company has an extended leave program for titled employees that provides for compensated leave of eight weeks after seven years of service. The leave is not vested and can be taken only at the discretion of management. Because of the extended period over which the leave accumulates and the highly discretionary nature of the program, the amount of extended leave accumulated at any period end, which will ultimately be taken, is indeterminable. Consequently, the Company expenses such leave as it is taken.

     As reported in AMS's Form 10-Q for the quarter ended September 30, 1995 and filed November 14, 1995, Andersen Consulting LLP ("Andersen") sued AMS on July 20, 1995, claiming copyright infringement and appropriation of trade secrets, and seeking injunctive relief as well as damages. On August 25, 1995, the United States District Court for the Southern District of New York, in which the suit is pending, denied Andersen's request for a preliminary injunction based on Andersen's delay in filing suit.

     AMS has vigorously contested Andersen's claims. On August 30, 1995, AMS served its answer together with counterclaims against Andersen. In its answer, AMS denied any liability by Andersen. AMS claimed that no trade secret protection exists in the concepts cited by Andersen and that AMS has utilized no confidential information of Andersen. AMS claimed that Andersen defamed AMS and attempted to interfere with AMS's contracts and opportunities by disseminating false statements regarding AMS. Management believes that the resolution of this matter will not have a material impact on the financial condition or the results of operations of the Company.

                    Gross Rentals and Maintenance Payments
                    --------------------------------------

                                                                                     Net Rentals
                                                                                         and
                                                                       Sublease      Maintenance
(In millions)            Real Property    Equipment      Total          Income        Payments
- ------------------------------------------------------------------------------------------------
1996                        $ 23.2          $2.4         $ 25.6          $0.1           $ 25.5
1997                          22.6           2.1           24.7           0.1             24.6
1998                          20.6           0.9           21.5           -               21.5
1999                          19.5           0.6           20.1           -               20.1
2000                          17.2           0.2           17.4           -               17.4
2001 through 2011            121.1            -           121.1           -              121.1
                            ------          ----         ------        ------           ------

Total                       $224.2          $6.2         $230.4          $0.2           $230.2
                            ======          ====         ======        ======           ======

NOTE 10 -- RELATED PARTY TRANSACTIONS

          The Company incurred legal fees and reimbursable expenses payable to Shaw, Pittman, Potts & Trowbridge, general counsel to the Company, totaling approximately $2.5 million, $2.0 million, and $1.4 million in 1995, 1994, and 1993, respectively. A member of the firm of Shaw, Pittman, Potts & Trowbridge is the spouse of one of the Company's executive officers.


NOTE 11 -- BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

          AMS operates in one industry segment -- providing computer and information technology products and services to large clients in targeted vertical markets. However, AMS markets its services and products worldwide and its operations can be grouped into two main geographic areas according to the location of each AMS company. The two groupings consist of United States locations and non-US locations (Canada, England, Belgium, Portugal, Sweden, The Netherlands, Mexico, Spain, Switzerland, Australia, and Germany). Pertinent financial data, by geographic area, is summarized below.

Year Ended December 31 (In millions)          1995        1994       1993
- --------------------------------------------------------------------------------
Services and Products Revenues
  U.S. Companies                            $490.1      $356.3     $288.4
  Non-US Companies                            71.4        52.5       33.3
                                            ------      ------     ------
  Consolidated Total                         561.5       408.8      321.7
                                            ======      ======     ======
Income (Loss) From Operations
  U.S. Companies                              44.4        37.6       33.6
  Non-US Companies                             6.3         2.7       (2.9)
                                            ------      ------      ------
  Consolidated Total                          50.7        40.3       30.7
                                            ======      ======     ======
Identifiable Assets
  U.S. Companies                             290.0       231.5      172.6
  Non-US Companies                            47.5        20.7       12.4
                                            ------      ------     ------
  Consolidated Total                        $337.5      $252.2     $185.0
                                            ======      ======     ======

          Revenues from AMS's U.S. Companies include export s ales to non-US clients of $98.6 million in 1995, $39.6 million in 1994, and $19.5 million in 1993. As a result, the Company's total non-US services and products revenues were as follows:

Year Ended December 31 (In millions)                   1995           1994        1993
- ----------------------------------------------------------------------------------------
   Exports By U.S. Companies                          $ 98.6         $39.6        $19.5
   Non-US Companies                                     71.4          52.5         33.3
                                                      ------         -----        -----
   Total Non-US Services and Products Revenues        $170.0         $92.1        $52.8
                                                      ======         =====        =====
      Percent of Total Services and Products Revenues  30.3%         22.5%        16.4%
                                                      ======         =====        =====

REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of American Management Systems, Incorporated

     In our opinion, the accompanying consolidated financial statements appearing on pages 3 to 18 of the 1995 Financial Statements present fairly, in all material respects, the financial position of American Management Systems, Incorporated and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Washington, D.C.
February 14, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated the percentage of revenue of major items in the Consolidated Statements of Operations and the percentage change in such items from period to period (see "Financial Statements and Notes"). The effect of inflation and price changes on the Company's revenues, income from operations, and expenses, is comparable to the general rate of inflation in the U.S. economy.

                                                                                               Period-to-Period
                                                  Percentage of Total Revenue                       Change
                                                  ---------------------------                 -------------------
                                                                                              1995           1994
                                                                                               vs.            vs.
                                                1995         1994         1993                1994           1993
- --------------------------------------------------------------------------------------------------------------------
Revenues
   Services and Products                       88.8%        88.9%        88.4%                37.4%         27.1%
   Reimbursed Expenses                         11.2         11.1         11.6                 38.7          20.8
                                              -----        -----        -----
                                              100.0        100.0        100.0                 37.5          26.3

Expenses
   Client Project Expenses                     55.1         53.6         52.0                 41.2          30.4
   Other Operating Expenses                    30.4         30.5         31.8                 37.3          21.2
   Corporate Expenses                           6.5          7.1          7.8                 25.2          14.8
                                              -----        -----        -----
                                               92.0         91.2         91.6                 38.6          25.9

Income from Operations                          8.0          8.8          8.4                 25.8          31.3

Other (Income) Expense                          0.1          0.2          0.0                 12.5             -
                                              -----        -----        -----
Income Before Income Taxes                      7.9          8.6          8.4                 26.1          28.7

Income Taxes                                    3.3          3.5          3.5                 28.0          24.8
                                              -----        -----        -----
Net Income                                      4.6          5.1          4.9                 24.8          31.5

Dividends and Accretion on Series B
 Preferred Stock                                  -          0.1          0.2                    -         (62.5)
                                              -----        -----        -----
Net Income to Common Shareholders               4.6          5.0          4.7                 26.4          35.9

Weighted Average Shares and Equivalents                                                        5.2           5.4

Net Income per Common Share                                                                   20.0          30.4

     This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain forward-looking statements. In addition, the Company or its representatives from time to time may make, or may have made, forward-looking statements, orally or in writing, including, without limitation, in the MD&A contained in other filings with the Securities and Exchange Commission. The Company wishes to ensure that such forward-looking statements are accompanied by meaningful cautionary statements so as to ensure to the fullest extent possible the protections of the safe harbor established by the Private Securities Litigation Reform Act of 1995. Accordingly, such forward-looking statements made by, or on behalf of, the Company are qualified in their entirety by reference to, and are accompanied by, the discussion in this Form 10-K of important factors that could cause the Company's actual results to differ materially from those projected in such forward-looking statements.

     REVENUES

     Services and products revenues ("S&P revenues") increased 37% and 27% during 1995 and 1994 compared to the preceding year. Over 85% of each year's S&P revenues came from clients for whom the Company performed services in prior years. Looking ahead to 1996, the Company expects continued substantial growth; however, at lower rates of increase than was experienced in 1995 and 1994.

     Business with non-US clients increased 85% and 74% (to $170 million and $92 million) during 1995 and 1994, respectively, and accounted for approximately 51% and 45% of the total S&P revenue increase of the Company for these two years. Business with European clients has dominated the rise in non-US business, increasing 83% (to $139 million) and 166% (to $76 million) in each of the past two years, with revenues from Telecommunications Firms being the principal driver. For the year 1996, the Company expects the rate of increase in non-US business, and European business in particular, to be somewhat lower than the rates of increase realized in 1995.

     In the Telecommunications Firms market, S&P revenues increased 70% compared to 1994. Over 79% of this increase is attributable to business with non-US clients, which increased 109% during 1995 (to $129 million). Business in this market is characterized by large projects, with relatively few clients. Approximately 80% of the 1995 S&P revenues in this market came from work with 12 clients. Comparing 1994 to 1993, S&P revenues had increased 55% overall, with a 150% increase in non-US business. For 1996, the Company expects the annual growth rate in this market will be below that for 1995 but greater than the Company's overall growth rate.

     In the Financial Services Institutions target market, 1995 S&P revenues increased 44% over 1994, owing principally to build-ups in business with clients who started large projects in the second half of 1994. Business with non-US clients account for approximately 28% of the revenues in this market ($37 million). Comparing 1994 to 1993, business in this market had increased 53%, with approximately one-fourth of the 1994 increase attributable to the Company's acquisition of Vista Concepts, Inc., which occurred in December 1993. For 1996, the Company expects S&P revenue growth in this market to increase at rates in line with the Company's overall revenue growth.

     In the State and Local Government and Education target market, S&P revenues increased 17% in 1995 and 24% in 1994. The 1995 increase was fueled by several large contracts with state taxation departments seeking to make substantial improvements in their ability to collect delinquent taxes. On some of these contracts, the Company's fees are paid out of the benefits (increased collections) that the client achieves. For such contracts where the timing of the benefits are uncertain, the Company defers revenues (and profits) until a future date. The Company expects S&P revenues in the State and Local Government and Education market to increase in 1996, at rates in line with the increase in the Company's overall S&P revenues.

     S&P revenues in the Federal Government Agencies target market increased 9% in 1995, after having decreased 4% in 1994. The Company expects S&P revenues in this target market, for 1996, to increase at approximately the same rate as 1995.

     S&P revenues from Other Corporate Clients increased 20% in 1995 and 5% during 1994. S&P revenues from this market, which represents business not covered by the Company's other markets, for 1996, are expected to increase at a rate in line with the Company's overall growth in S&P revenues. The largest contributor to the 1995 increase, and projected 1996 increase, is in the Company's business with health care institutions, where 1995 revenues exceeded $13 million.

     EXPENSES

     Client project expenses and other operating expenses together increased 39%, approximately the same rate as the S&P revenue growth rate. While some expenses such as, client project, recruiting, staff development, employee relocation, and the European infrastructure, increased at rates greater than the overall Company growth rate, other expenses, such as product support, research and development, and business development, increased at rates below the overall growth rate. Comparing 1994 to 1993, client project and other operating expenses increased 27%, which was also the growth rate in S&P revenues. Looking to 1996, the Company anticipates that these expenses will be more in line with the slower revenue growth.

     Corporate expenses increased 25% and 15% in 1995 and 1994, respectively. For both years, the slower growth is principally due to the aggregate increases in corporate sponsored technology and training programs, and performance-based compensation accruals at rates slower than the revenue growth.

     INCOME FROM OPERATIONS

     Income from operations increased 26% in 1995, compared to 1994. This rate of increase was less than the S&P revenue increase, because 1) the Company invested heavily in building up its staff capacity, and 2) margins at the project level were reduced due to the stress of absorbing so many new people. Comparing 1994 to 1993, income from operations increased 31%, which was slightly greater than the revenue growth rate. For 1996, if the Company is successful in controlling the S&P growth rate, the Company expects profit margins to be greater than the 1995 level.

     OTHER (INCOME) EXPENSE

     Interest expense increased 64% in 1995, and 102% in 1994, because of interest payments on additional long-term debt incurred by the Company during 1993, 1994 and 1995. Other income increased 125% in 1995, compared to 1994, due primarily to higher levels of short-term investments throughout 1995, when compared to 1994.

     INCOME TAXES

     The Company's effective tax rate for 1995 was 41.4% compared to 40.8% in 1994. The increase in tax rates is primarily due to 1995 losses in a foreign subsidiary, and lower research tax credits. The 1993 effective tax rate was 42.1%.

FOREIGN CURRENCY EXCHANGE

     Approximately 30% of the Company's total S&P revenues in 1995, 23% in 1994, and 16% in 1993, were derived from non-US business. The Company's practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency exchange fluctuations. It is not possible to accomplish this objective in all cases, and therefore the Company does take some risk that profits will be impacted by foreign currency exchange fluctuations. However, these risks may be mitigated to the extent to which the Company: 1) successfully negotiates short-term contracts (one year or less), or 2) negotiates provisions that allow pricing adjustments related to currency fluctuations.


LIQUIDITY AND CAPITAL RESOURCES

     The Company provides for its operating cash requirements primarily through funds generated from operations, using bank borrowings primarily for cash and currency management with respect to the short term impact of certain cyclical uses such as annual payments of incentive compensation. At December 31, 1995, the Company's cash and cash equivalents totaled $35.8 million, up from $34.2 million at the end of 1994. For 1995 cash provided from operating activities was $13.0 million. Cash provided from operating activities was lower than expected due to increases in the Company's accounts receivable and to continued delays in collecting accounts receivable related to subcontract work with a prime contractor in the child support enforcement business, and a receivable related to a contract with a foreign government which is experiencing continued cash flow problems. The Company expects to receive all funds due from these clients, and has received payments in recent months.

     The Company invested over $28.5 million in purchases of fixed assets and software, and in computer software development during 1995. The Company, including its foreign subsidiaries, borrowed an aggregate of $26.5 million. Of this total, $15.0 million represented two 7-year fixed rate borrowings. The remaining net increase in borrowed money debt of $11.5 million consisted of foreign currency borrowings by the Company's foreign subsidiaries under the Company's $25 million revolving line of credit with a U.S. bank, all of which borrowings remained at December 31, 1995. The aggregate weighted average short-term borrowings during 1995 was approximately $15.6 million, at a weighted average interest rate of 5.9%. During 1995, the Company made approximately $5.4 million in installment payments of principal on outstanding debt owed to banks; the Company also received approximately $5.3 million during the period from the exercise of stock options.

     At December 31, 1995, the Company's debt-equity ratio, as measured by total liabilities divided by common stockholders' equity, was 0.92, up from 0.82 at December 31, 1994.

     The Company's material unused source of liquidity at the end of 1995 consisted of approximately $22.7 million under its revolving lines of credit. In July 1994, the Company entered into a $15 million revolving credit facility with a second U.S. bank, and in August 1994, increased its other revolving credit facility from $15 million to $25 million. Accordingly, the Company's aggregate borrowing capacity under revolving lines of credit is $40 million. The Company believes that its liquidity needs can be met from the various sources described above.

     All share and per share amounts (except with respect to historical discussions of IBM holdings of common stock and except where otherwise noted) have been adjusted to reflect the effect of the Company's three-for-two stock splits, effective January 5, 1996 and October 28, 1994, respectively.

                ASSUMPTIONS UNDERLYING CERTAIN FORWARD-LOOKING

                                STATEMENTS AND

                    FACTORS THAT MAY AFFECT FUTURE RESULTS



     In the next few years, the Company expects growth in both revenues and profits to continue at rates slightly higher than the Company's historical long-term rates, although not at the exceptional rates posted in 1994 and 1995. This more controlled and lower growth should enable the Company to improve its profit margins which were reduced during the last two years owing to heavy investment in building up staff capacity, infrastructure, and the stress of absorbing so many new people.

     The Company faces a number of risks in continuing to expand even at these more moderate rates; and the principal risks are those of project delivery and staffing. AMS has established a reputation in the marketplace of being a firm which delivers on time and in accordance with specifications regardless of the complexity of the application and the technology. The Company's customers often have a great deal at stake in being able to meet market and regulatory demands. In order to meet our contractual commitments, AMS must continue to be able to successfully recruit, train, and assimilate large numbers of new employees annually. Moreover, this staff must be re-deployed on projects throughout North America, Europe, and other locations.

     There is also the risk of successfully managing large projects and the risk of a material impact on results because of the unanticipated suspension or cancellation of a large project. The suspension or cancellation of a project could result in a drop in revenues, the need to relocate staff, a potential dispute with a client regarding money owed, and a diminution of AMS's reputation. Certain other risks, including, but not limited to, the Company's increasing international scope of operations, are discussed elsewhere in this Form 10-K. Because the Company operates in a rapidly changing and highly competitive market, additional risks not discussed in this Form 10-K may emerge from time to time. The Company cannot predict such risks or assess the impact, if any, such risks may have no its business. Consequently, the Company's various forward-looking statements, made, or to be made, should not be relied upon as a prediction of actual results.

FIVE-YEAR FINANCIAL SUMMARY

Year Ended December 31/1//
(In millions except share and per share data)              1995           1994          1993           1992          1991
- -------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
- -------------------------------------------------------------------------------------------------------------------------------
   Services and Products Revenues                        $561.5         $408.8        $321.7         $295.5        $246.4
   Total Revenues                                         632.4          459.9         364.0          332.5         284.4

   Client Project Expenses                                348.6          246.9         189.3          175.2         153.1
   Other Operating Expenses                               192.3          140.1         115.6          104.7          94.4
   Corporate Expenses                                      40.8           32.6          28.4           23.2          16.8
                                                         ------         ------        ------         ------        ------
   Total Operating Expense                                581.7          419.6         333.3          303.1         264.3
                                                         ------         ------        ------         ------        ------

   Income From Operations                                  50.7           40.3          30.7           29.4          20.1

   Other (Income) Expense                                   0.9            0.8           -              -           (0.1)
                                                         ------         ------        ------         ------        ------

   Income Before Income Taxes                              49.8           39.5          30.7           29.4          20.2

   Income Taxes                                            20.6           16.1          12.9           11.9           7.6

   Income Before Cumulative Effect of                    ------         ------        ------         ------        ------
    Change in Accounting Method                            29.2           23.4          17.8           17.5          12.6

   Cumulative Effect of Change in
    Accounting for Income Taxes/2/                          -              -             -              1.6           -
                                                         ------         ------        ------         ------        ------
   Net Income                                              29.2           23.4          17.8           19.1          12.6

   Dividends and Accretion on Series B
    Preferred Stock                                         -              0.3           0.8            1.5           1.5
                                                         ------         ------        ------         ------        ------
   Net Income per Common Shareholders                    $ 29.2         $ 23.1        $ 17.0         $ 17.6        $ 11.1
                                                         ======         ======        ======         ======        ======

PER COMMON SHARE DATA
- -------------------------------------------------------------------------------------------------------------------------------

  Income per Common Share Before Cumulative
   Effect of Change in Accounting Method                 $ 0.72         $ 0.60        $ 0.46         $ 0.45        $ 0.32

  Cumulative Effect per Common Share of
   Change in Accounting for Income Taxes/3/                -               -             -             0.05           -
                                                         ------         -------       ------         ------        ------
  Net Income per Common Share                            $ 0.72         $  0.60       $ 0.46         $ 0.50        $ 0.32
  Weighted Average Shares and Equivalents            40,707,633      38,731,422   36,663,440     35,466,059    34,960,943
  Common Shares Outstanding at Year End              40,040,454      39,294,780   36,258,602     35,265,923    33,683,625

FINANCIAL POSITION
- -----------------------------------------------------------------------------------------------------------------------------

  Total Assets                                           $337.5         $ 252.2       $185.0         $165.9        $146.5
  Fixed Assets, Net                                        37.1            28.7         21.3           16.8          17.2
  Working Capital                                         115.6            89.4         67.3           72.2          48.5
  Noncurrent Liabilities                                   26.8            21.3         19.6           12.0          11.6
  Stockholders' Equity                                    175.5           138.3         99.0           85.8          62.2

____________________________________

/1/ 1991 amounts have been restated in accordance with the Company's adoption, in 1992, of new software revenue recognition principles. Additionally, certain operating expenses for 1991-1993 have been reclassified for comparative purposes.

/2/  In 1992, the Company adopted FAS 109 -- Accounting for Income Taxes.

/3/ All share and per share data have been restated to reflect the three-for-two stock split that was effective on January 5, 1996.

FIVE-YEAR REVENUES BY TARGET MARKET



Year Ended December 31 (In millions)/1/ /2/      1995         1994         1993         1992         1991
- ------------------------------------------------------------------------------------------------------------
Services and Products

  Telecommunication Firms                      $205.2       $120.6       $ 77.8       $ 61.2       $ 32.4
  Financial Services Institutions               131.3         91.5         59.9         57.1         49.7
  State and Local Governments and Education      95.9         81.6         66.0         59.9         52.5
  Federal Government Agencies                    95.8         87.5         91.6         89.8         75.2
  Other Corporate Clients                        33.3         27.6         26.4         27.5         36.6
                                               ------       ------       ------       ------       ------
  Total Services and Products Revenues          561.5        408.8        321.7        295.5        246.4
Reimbursed Expenses Revenues                     70.9         51.1         42.3         37.0         38.0
                                               ------       ------       ------       ------       ------
Total Revenues                                 $632.4       $459.9       $364.0       $332.5       $284.4
                                               ======       ======       ======       ======       ======




__________________________________

/1/ 1991 amounts have been restated in accordance with the Company's adpotion, in 1992, of new software revenue recognition principles.

/2/ Effective in 1993, the Company eliminated Energy Industry Clients as a separately reported market with the revenues reclassified under Federal Government Agencies and Other Corporate Clients.

SELECTED QUARTERLY FINANCIAL DATA AND INFORMATION ON AMS STOCK (UNAUDITED)

    The following summary represents the results of operations for the two years in the period ended December 31, 1995. The common stock of American Management Systems, Inc., is traded in the NASDAQ over-the-counter market under the symbol AMSY. References to the stock prices are the high and low bid prices during the calendar quarters.

                      (In millions except per share data)


                                                        Net Income to       Net Income
                                   Income Before            Common          per Common         Stock Bid Price
                                                                                               ---------------
                       Revenues     Income Taxes         Shareholders         Share            High        Low
- ----------------------------------------------------------------------------------------------------------------------
1995:
- ----------------------------------------------------------------------------------------------------------------------

March 31               $135.7          $ 8.3               $ 4.9              $0.12          $14.000     $11.417
June 30                 157.5           11.5                 6.6               0.16           16.917      12.667
September 30            162.7           12.9                 7.5               0.19           18.333      15.500
December 31             176.5           17.1                10.2               0.25           20.500      15.583

1994:
- ----------------------------------------------------------------------------------------------------------------------

March 31               $100.3          $ 7.9               $ 4.5              $0.12          $ 9.111     $ 8.167
June 30                 109.8           10.1                 5.8               0.15           11.111       8.611
September 30            119.1            9.8                 5.8               0.15           12.000       9.555
December 31             130.7           11.7                 7.0               0.18           12.833      10.250

     The Company has never paid any cash dividends on its common stock and does not anticipate paying dividends in the foreseeable future. Its policy is to invest retained earnings in the operation and expansion of its business. Future dividend policy with respect to its common stock will be determined by the Board of Directors based upon the Company's earnings, financial condition, capital requirements, and other then-existing conditions. The Company paid dividends of $288,000 in 1994, and $834,000 in 1993 to the holder of the Series B Preferred Stock. (See Note 3 of "Notes to Consolidated Financial Statements" in this exhibit.) No shares of Series B Preferred Stock remain outstanding, having been converted in 1994.

     The approximate number of shareholders of record of the Company's common stock as of March 22, 1996 was 957.

OTHER INFORMATION


TRANSFER AGENT AND REGISTRAR

Chemical Mellon Shareholder Services, L.L.C.
Ridgefield Park, N.J.


INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
Washington, D.C.


COUNSEL

Shaw, Pittman, Potts & Trowbridge
Washington, D.C.


STOCKHOLDER AND 10-K INFORMATION

Financial inquiries should be directed to Frank A. Nicolai, Secretary of the Company, American Management Systems, Incorporated, 4050 Legato Road, Fairfax, Virginia 22033. Telephone (703) 267-8000. A complimentary copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be provided upon written request.


ANNUAL MEETING

The annual shareholders meeting has been scheduled for May 10, 1996 in Fairfax, Virginia, for stockholders of record on March 22, 1996.

                   AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 10, 1996

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Charles O. Rossotti, Patrick W. Gross, and Frank A. Nicolai, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of American Management Systems, Incorporated (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 10, 1996 at 10:00 A.M. local time, and at any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated April 11, 1996, a copy of which has been received by the undersigned, as follows on the reverse side.



THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED
                       "FOR" EACH OF THE MATTERS STATED.


1. ELECTION OF DIRECTORS: [_] GRANT AUTHORITY to vote for all nominees listed to the right (except as marked to the contrary).


                          [_] WITHHOLD AUTHORITY to vote for all nominees
                              listed to the right.

                          Charles O. Rossotti, Patrick W. Gross, Paul A. Brands, Philip M. Giuntini,Frank A. Nicolai, Daniel J. Altobello, James J. Forese, Dorothy Leonard-Barton, W. Walker Lewis, Frederic V. Malek.

                          INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

2. APPROVAL OF STOCK OPTION PLAN F:
         [_] FOR            [_] AGAINST           [_] ABSTAIN

3. APPROVAL OF PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN FOR EXECUTIVE
   OFFICERS:
         [_] FOR            [_] AGAINST           [_] ABSTAIN

4. GRANT AUTHORITY upon such other matters as may come before the meeting, including the adjournment of the meeting, as they determine to be in the best interests of the Company:
         [_] FOR            [_] AGAINST           [_] ABSTAIN






                                           Dated: ______________________, 1996



                                           ____________________________________



                                           ____________________________________

                                                Signature of Shareholder(s)



IMPORTANT:  Please mark this Proxy, date, sign exactly as your name(s)
            appear(s), and return in the enclosed envelope. If shares are held jointly, signature need only include one name. Trustees and others signing in a representative capacity should so indicate.